Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SAPUTO CHEESE USA INC.,

SUIZA DAIRY GROUP, LLC,

DEAN FOODS COMPANY

and

solely with respect to ARTICLE X,

SAPUTO INC.

Dated as of December 2, 2012

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Exhibits

Exhibit A	Transition Services Agreement
Exhibit B	Noncompetition Agreement
Exhibit C	Sublease

Schedules

Schedule 5.18 – Non-Disturbance Agreement

Schedule 5.19(b) – ALTA Policies

Schedule 5.19(c) – Estoppel Certificates

Schedule 5.20 – Proposed Amendments to Third Party Contract

Schedule 6.2(f) – Third Party Contracts

Schedule 6.2(g) – Affiliate Contracts

Schedule 9.2(a)(x) – Indemnity Matters

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of December 2, 2012 (this “Agreement”), is made and entered into by and among SAPUTO CHEESE USA INC., a Delaware corporation (“Buyer”), SUIZA DAIRY GROUP, LLC, a Delaware limited liability company (“Seller”), DEAN FOODS COMPANY, a Delaware corporation (“Seller Parent”), and, solely with respect to ARTICLE X, SAPUTO INC., a Canadian corporation (“Buyer Parent”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Equity”) of MORNINGSTAR FOODS, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, at the Closing, all of the Equity.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, investigation, audit, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Affiliate” of any Person means, on any date, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“ALTA Standards” means the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (effective February 23, 2011), jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, or any subsequent amendment or revision thereto in effect from time to time.

“Ancillary Agreements” means the Transition Services Agreement, the Noncompetition Agreement and the Sublease.

“Asserted Liability” shall have the meaning set forth in Section 9.4(a).

“Balance Sheet” means the unaudited combined balance sheet of the Company and the Company Subsidiaries and the Rockford facility as of September 30, 2012 included in the Financial Statements, prepared in accordance with GAAP.

“Business” means the Company and the Company Subsidiaries’ business of manufacturing and distributing certain dairy and dairy alternative products in the U.S., including extended shelf life products (including creams and creamers, ice cream mix and dairy-based desserts and beverages, half and half, whipping cream and value-added milks) and cultured dairy products (including sour cream and cottage cheese), in each case, in the manner conducted by the Company and the Company Subsidiaries, in each case, as of the date specified when used in this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in New York, New York or Montréal, Québec.

“Business Employees” means all employees employed by the Company or a Company Subsidiary.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Guaranteed Obligations” shall have the meaning set forth in Section 10.17(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“Buyer Parent” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Prepared Tax Returns” shall have the meaning set forth in Section 8.2(a).

“Cap” shall have the meaning set forth in Section 9.2(b).

“Cash” means the aggregate cash, cash equivalents and marketable securities of the Company and the Company Subsidiaries as of 12:01 a.m. on the Closing Date.

“CDEEP” means the Connecticut Department of Energy and Environmental Protection.

“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining or similar agreement with any labor organization representing Transferred Employees subject to Section 301 of the Labor Management Relations Act of 1947, 29 U.S.C. § 185.

“Combined Business” shall have the meaning set forth in Section 3.7.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.13(a).

“Company Disclosure Letter” means the letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (as may be supplemented or amended in accordance with Section 5.11 prior to the Closing Date), setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement.

“Company Indebtedness” means the aggregate Indebtedness of the Company and the Company Subsidiaries (other than Guarantees and Bonds) as of the Closing.

“Company LLC Agreement” means the limited liability agreement of the Company (as may be amended from time to time).

“Company Partnership” shall have the meaning set forth in Section 8.5.

“Company Plan” means any Employee Benefit Plan that is maintained or sponsored by the Company or any of the Company Subsidiaries or with respect to which the Company or any Company Subsidiary has any current liability and which is set forth in Section 3.16(a)(i) of the Company Disclosure Letter.

“Company Subsidiaries” means those entities set forth in Section 1.1(a) of the Company Disclosure Letter.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5(a).

“Connecticut Facility” means the real property and improvements leased by the Company or a Company Subsidiary in Newington, Connecticut.

“Contract” means any written or legally binding oral contract, agreement, commitment, franchise, indenture, lease or license.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Controlling Party” shall have the meaning set forth in Section 8.4(e).

“Current Assets” with respect to the Company and the Company Subsidiaries, means, as of the Closing Date, without duplication, the sum of the following items to the extent classified as current assets in the Financial Statements: (i) accounts receivable, net of applicable reserves, (ii) inventories, net of applicable reserves and (iii) prepaid expenses and other current assets (excluding amounts receivable related to any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price Contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities (collectively, “Hedging Arrangements”)), but specifically excluding intercompany receivables, deferred income Tax assets, income Tax receivables and assets of the Rockford facility.

“Current Liabilities” with respect to the Company and the Company Subsidiaries, means, as of the Closing Date, without duplication, the sum of the following items to the extent classified as current liabilities in the Financial Statements: (i) accounts payable (including obligations for outstanding checks classified as liabilities) and (ii) accrued expenses (excluding amounts payable related to any Hedging Arrangements), but specifically excluding intercompany payables, the Transaction Expenses, the current portion of any Outstanding Indebtedness Amount, deferred income Tax liabilities, income Tax payables and liabilities of the Rockford facility and the amount of expenses classified as Pre-Closing New Business Employee Obligations.

“Deductible” shall have the meaning set forth in Section 9.2(b).

“Designated Courts” shall have the meaning set forth in Section 10.13(a).

“Disclosure Letter Update” shall have the meaning set forth in Section 5.11(a).

“Dispute Notice” shall have the meaning set forth in Section 2.3(e).

“Election” shall have the meaning set forth in Section 8.6(a).

“Employee Benefit Plan” means any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) other pension, profit sharing, 401(k), retirement, employment, severance, welfare, disability, deferred compensation, stock purchase, stock option, stock-based, change-in-control, retention, fringe benefit, bonus or incentive plans, programs, Contracts, funds, policies or other arrangements, whether or not subject to ERISA, in respect of any Transferred Employees or any present or former employees, directors, equityholders, consultants or independent contractors of the Company or any Company Subsidiary that are sponsored or maintained by the Company or any member of the Controlled Group or with respect to which the Company or any Company Subsidiary is required to make payments, transfers, or contributions or has any liability.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale or similar restriction on transfer of title or voting.

“Environmental Claim” means any claim, Action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or a Company Subsidiary or (ii) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Law” means any Law applicable to the Company or any of the Company Subsidiaries relating to the (i) protection of the natural environment, (ii) protection of human health and safety as it pertains to exposure to Hazardous Materials released or discharged into the natural environment or (iii) management, disposal, generation, transportation, treatment, storage, recycling, discharge, emission or Release of any Hazardous Materials.

“Equity” shall have the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(a).

“Executive Meeting” shall have the meaning set forth in Section 10.13(b).

“Final Allocation” shall have the meaning set forth in Section 8.6(d)(i).

“Final Cash” shall have the meaning set forth in Section 2.3(g).

“Final Net Working Capital” shall have the meaning set forth in Section 2.3(g).

“Financial Statements” means, collectively, the audited combined balance sheet of the Company and the Company Subsidiaries and the Rockford facility as of December 31, 2011 and 2010 and the related statements of income and cash flow for the years then ended and the unaudited combined balance sheet as of September 30, 2012 and the related statements of income and cash flows for the nine (9) month period then ended, in each case, prepared in accordance with GAAP.

“Finished Goods Inventory” means all finished goods inventory of the Company and each of the Company Subsidiaries.

“GAAP” means generally accepted accounting principles in the U.S. as in effect as of the date hereof applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Financial Statements.

“Governmental Entity” means any federal, state, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.5.

“Guarantees and Bonds” means without duplication, all guarantees of any obligation of the Company or any Company Subsidiary for borrowed money, performance bonds, import bonds and bid bonds of the Company and the Company Subsidiaries.

“Hazardous Material” means any substance that is (i) listed, classified, regulated or defined pursuant to any Environmental Law to be a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance or dangerous good, (ii) any petroleum product or by-product or (iii) any asbestos-containing material.

“Hedging Arrangements” shall have the meaning set forth in the definition of “Current Assets.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness of such Person for borrowed money, (ii) indebtedness of such Person for obligations under capital leases, (iii) obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iv) earn-out obligations, (v) obligations of such Person to pay the deferred purchase price of property or services, (vi) amounts drawn under outstanding letters of credit of such Person, (vii) guaranties and obligations of such Person secured by an Encumbrance, (viii) guarantees of each the foregoing of any other Person guaranteed in any manner by such Person, (ix) amounts due by such Person due to any other Person (other than Seller Parent and any of its Affiliates, excluding The WhiteWave Foods Company) under any future derivative, including swap, collar, put, call, forward purchase or sale transaction, fixed price Contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currency basis risk or the price of commodities and (x) with respect to each of the foregoing, (a) interest accrued thereon and (b) prepayment or similar premiums, penalties and expenses with respect thereto, but, in the case of clause (b), only if and to the extent such indebtedness is repaid in full as of the Closing Date or in connection with the Closing, for purposes of clarity, it being understood that “Indebtedness” shall not include amounts included in Current Liabilities.

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” means PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP is unwilling or unable to serve as such, then “Independent Accounting Firm” means Ernst & Young Global Limited, or if Ernst & Young Global Limited is unwilling or unable to serve as such, then a nationally recognized firm of independent certified public accountants selected by Buyer and Seller (or, if Buyer and Seller cannot agree on such a firm, they shall cause their respective selected accounting firms to select such a firm).

“Initial Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Intellectual Property” means all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations,

continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, and trade dress, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) trade secrets, manufacturing processes, formulas and all other proprietary confidential information, ideas, and know-how, and (v) all applications and registrations for the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of those Persons listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means any law, common law, statute, code, rule, regulation, order, writ, ordinance, judgment, decree, treaty or other order or pronouncement of any Governmental Entity having the effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.11(a).

“Leases” shall have the meaning set forth in Section 3.11(a).

“LEP” means Licensed Environmental Professional, as such term is defined at Conn. Gen. Stat. Ann. § 22a-133(v).

“Losses” shall have the meaning set forth in Section 9.2(a).

“Major Customers” shall have the meaning set forth in Section 3.28(a).

“Major Suppliers” shall have the meaning set forth in Section 3.28(b).

“Material Adverse Effect” means any change, event, occurrence or circumstance that has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, provided that Material Adverse Effect shall not include any change or event resulting from, relating to or arising out of (i) general economic, political or regulatory conditions in any of the geographical areas in which the Company or any Company Subsidiary operates, (ii) any change in the financial, banking, currency or capital markets in general (whether in the U.S. or any other country or in any international market), including changes in interest rates, commodity prices or raw material prices, (iii) conditions generally affecting any industry in which the Company or the Company Subsidiaries operate, (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the U.S., whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war), or the occurrence of any military or terrorist attack, (v) any action taken by Buyer or any of its Affiliates except for actions taken that are required to be taken pursuant to or contemplated by this Agreement, (vi) the negotiation, announcement or pendency of the transactions contemplated hereby, the disclosure of the fact that Buyer is the prospective acquirer of the Company and the Company Subsidiaries, or any communication by Buyer regarding plans or intentions of Buyer with respect to the Company, the Company Subsidiaries or their businesses (including the impact of any of the foregoing on relationships with customers, suppliers,

Transferred Employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith), (vii) any changes or proposed changes in GAAP (or other applicable accounting regulations) or accounting principles (or interpretations thereof) or any change in applicable Laws or the interpretation thereof, (viii) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement or the Ancillary Agreements or any action taken, or failure to take action, or other changes or events to which Buyer has consented in writing or (ix) any failure by Seller or its Affiliates (including the Company and the Company Subsidiaries) to meet internal or other earnings estimates or financial projections (including projections relating to the Business) or changes in credit ratings (provided, that clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, however, that the exclusions provided for in clauses (i)-(iv) shall not apply to the extent the Company and the Company Subsidiaries are, taken as a whole, materially disproportionately adversely affected by any change or event in such clauses relative to other participants in industries in which the Company and the Company Subsidiaries operate.

“Material Oral Leases” means all Leases for which there is not a written agreement (i) with an annual gross rental obligation (including all fees, expenses, taxes and other charges) exceeding $100,000 or (ii) that cannot be terminated by the Company or any Company Subsidiary, without liability to the Company or any Company Subsidiary, on notice of ninety (90) days or less.

“Mini-Basket” shall have the meaning set forth in Section 9.2(b).

“Net Working Capital” means Current Assets minus Current Liabilities.

“New Business Transferred Employee” means the individuals designated as New Business Transferred Employees in Section 3.16(n) of the Company Disclosure Letter.

“Non-Finished Goods Inventory” means all raw materials and work-in-progress produced by the Company or any Company Subsidiary and all chemicals, ingredients and packaging inventory utilized or intended for use by the Company or any Company Subsidiary.

“Noncompetition Agreement” means the noncompetition agreement dated as of the Closing Date among Seller, Seller Parent, Buyer and Buyer Parent, substantially in the form attached hereto as Exhibit B.

“Notice Period” shall have the meaning set forth in Section 9.4(a).

“Occurrence-Based Policies” shall have the meaning set forth in Section 3.22.

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Outstanding Indebtedness Amount” means the outstanding balance at Closing of the Company Indebtedness to the extent not settled at Closing pursuant to Section 5.13.

“Owned Real Property” shall have the meaning set forth in Section 3.10(a).

“Parent Transaction Expenses” means all brokerage commissions, fees, expenses and disbursements of Evercore Group L.L.C. and fees and disbursements of attorneys, accountants and other advisors and service providers, in each case, payable by Seller Parent or its Affiliates (other than the Company and the Company Subsidiaries) in connection with the transactions contemplated by this Agreement.

“Permits” shall have the meaning set forth in Section 3.15(b).

“Permitted Encumbrance” means (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Encumbrances which have arisen in the ordinary course of business that are not, individually or in the aggregate, material; (ii) Encumbrances for Taxes, assessments and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings by the Company or the Company Subsidiaries and for which appropriate reserves have been established, to the extent required, in accordance with GAAP; (iii) matters disclosed in the surveys of property, inspections, and title reports set forth on Section 1.1(d) of the Company Disclosure Letter, (iv) easements, rights of way, covenants, conditions, restrictions, imperfections of title and other similar matters which are recorded in the real property records and affecting title to any real property and that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the Company’s or any Company Subsidiary’s business; (v) requirements and restrictions of zoning, building and other applicable Laws, rules and regulations imposed by Governmental Entities having jurisdiction over the Owned Real Property that, in each case, are not violated by the current improvements on, or use and operation of, such real property, provided that the classification of such regulations as Permitted Encumbrances shall not limit in any manner the representation and warranty set forth in this Agreement, including any representations and warranties regarding compliance with Laws; (vi) imperfections of title (other than monetary liens) that, individually or in the aggregate, do not materially detract from the value or materially impair the use of the property subject thereto or make such property unmarketable or uninsurable; (vii) statutory liens of landlords, lessors or renters for amounts not yet due and payable; (viii) licenses and other grants of rights with respect to Intellectual Property; (ix) liens arising under conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business provided that payment obligations any such contracts and leases do not, in the aggregate, exceed $3,000,000 per year; (x) Encumbrances which, individually or in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof; (xi) Encumbrances that, effective at or prior to the Closing Date, will be automatically released or released pursuant to Section 2.2(b)(vii) and, as appropriate, removed of record at or prior to the Closing Date; (xii) Encumbrances arising on assets or products sold in the ordinary course of business; and (xiii) with respect to Leased Real Property, the terms and conditions of the Leases with respect thereto.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Post-Closing Tax Period” means any taxable period beginning the day after the Closing Date and the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Intercompany Balances” shall have the meaning set forth in Section 5.13(a).

“Pre-Closing New Business Employee Obligations” means all accrued but unpaid vacation, sick leave and other paid leave for all New Business Transferred Employees.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the close of business on the Closing Date.

“Preliminary Cash” shall have the meaning set forth in Section 2.3(d).

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.3(d).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.3(d).

“Pro Forma Adjustments” shall have the meaning set forth in Section 3.7(b).

“Proposed 338 Allocation” shall have the meaning set forth in Section 8.6(d)(i).

“Proposed Allocation” shall have the meaning set forth in Section 8.6(d)(i).

“Purchase Price” shall have the meaning set forth in Section 2.3(h).

“Reference Net Working Capital” means $57,000,000.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater, and surface or subsurface strata), including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Released Encumbrances” shall have the meaning set forth in Section 2.2(b)(vii).

“Released Parties” shall have the meaning set forth in Section 10.18(a).

“Replacement Contracts” shall have the meaning set forth in Section 5.15(b).

“Representatives” means, as to any party, such party’s officers, managers, directors, employees, auditors and other agents and advisors.

“Retention Agreements” means the retention agreements entered into between the Company or a Company Subsidiary, as applicable, and certain Transferred Employees that are set forth in Section 1.1(e) of the Company Disclosure Letter.

“Rockford Employees” means those individuals that are employed by the Company or a Company Subsidiary at Seller’s Rockford facility, each of whom is listed in Section 1.1(f) of the Company Disclosure Letter.

“Section 338(h)(10) Companies” shall have the meaning set forth in Section 8.6(a).

“Securities Financial Information” shall have the meaning set forth in Section 5.16(b).

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Fundamental Representations” shall have the meaning set forth in Section 9.1(a).

“Seller Guaranteed Obligations” shall have the meaning set forth in Section 10.16(a).

“Seller Guaranty” shall have the meaning set forth in Section 5.12.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3(a).

“Seller Parent” shall have the meaning set forth in the preamble of this Agreement.

“Shared Assets” means any asset owned by, or held for use by, Seller or any of its Affiliates (including the Company or any Company Subsidiary) that is utilized in both the Business, on the one hand, and one or more of the other businesses of Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the other hand.

“Shared Contract” means any Company Contract to which Seller or one or more of its Affiliates (including the Company or any Company Subsidiary) is a party with any non-Affiliated third party and that benefits, or is otherwise utilized in, both the Business, on the one hand, and one or more of the other businesses of Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the other hand.

“Special Financial Statements” shall have the meaning set forth in Section 5.16(a).

“Shared Services” shall have the meaning set forth in Section 3.20(b).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Sublease” means the Sublease by and between Seller Parent and the Company substantially in the form attached hereto as Exhibit C.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership ownership interests are, as of such date, owned, controlled or held by, or a majority of such entity’s gains or losses is entitled to be allocated to, the applicable Person or one or more subsidiaries of such Person.

“Tax” means any foreign, federal, state, county or local and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, sales and use, excise, franchise, profits, capital gains, transfer, gross receipts, gross margins, capital stock, production, customs, real property transfer, service, occupation, disability, employment, social security, unemployment, payroll, severance, alternative minimum, add-on, value-added, withholding or other taxes, duties or assessments and including any interest, additions to tax or penalties on such amounts.

“Tax Claim” means any audit, contest, litigation or other proceeding with or against any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, declaration, information return, claim for refund, or similar document filed or required to be filed with any Tax authority with respect to Taxes and any amendments thereof.

“Third Party” means any Person other than Buyer, Seller or any of their respective Affiliates.

“Transaction Expenses” means any (i) transaction-related fees and disbursements of attorneys, accountants and other advisors and service providers payable by the Company or the Company Subsidiaries, (ii) retention obligations under the Retention Agreements (including the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such payments) and (iii) other than severance obligations triggered upon the termination of any Transferred Employee following the Closing, any other severance obligations, retention bonuses, “stay” bonuses, transaction-related Closing bonuses and sale bonuses owed by the Company or any Company Subsidiary triggered in whole or in part prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts), in each of the foregoing cases, regardless of when payable.

“Transfer Law” means the Connecticut Property Transfer Law, §§ 22a-134 – 22a-134e.

“Transfer Taxes” means any sales, use, stock transfer, real or personal property transfer, transfer, stamp, registration, documentary, recording or other similar tax imposed by any Governmental Entity incurred in connection with the transactions contemplated hereby and including any interest, addition to tax or penalties related thereto, but excluding any Tax imposed on or measured by income or gains.

“Transferred Employees” means the Business Employees and the New Business Transferred Employees.

“Transition Services Agreement” means a transition services agreement, dated as of the Closing Date, by and between Seller and Buyer in a form attached hereto as Exhibit A.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America and its territories, commonwealths and possessions.

“Updated Interim Financial Statements” shall have the meaning set forth in Section 5.20.

“Updated Surveys” means, with respect to each parcel of Owned Real Property, a current ALTA survey prepared by duly licensed land surveyors that (i) shall show the location on such

Owned Real Property of all improvements, buildings set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated flood plains and flood prone areas, canals, watercourses, easements, roads, rights-of-way, encroachments, public roads providing access to the Owned Real Property, the boundary of Owned Real Property, and other such matters affecting the Owned Real Property whether physically apparent from a physical inspection, of record in public offices, or otherwise, all in accordance with the ALTA Standards, (iii) shall contain a legal description of the boundaries of the land by metes and bounds which shall include a reference to the recorded plat, if any, (iv) shall contain such “Table A” items from the ALTA Standards as reasonably requested by Buyer and agreed to by the applicable surveyor, (v) shall be certified to Buyer and the reputable title company in the form prescribed by the ALTA Standards, and (vi) reflects all visually plottable Encumbrances described on the Updated Title Commitment with respect to such property in accordance with the ALTA Standards.

“Updated Title Commitments” means, with respect to each parcel of Owned Real Property, a current commitment for the issuance of an ALTA form owner’s title insurance policy written by a nationally recognized title insurance company in amount equal to the fair market value of such parcel of Owned Real Property, providing that, upon the satisfaction of the conditions specified therein, the Company will have good and marketable title to such parcel of Owned Real Property (including all appurtenant easements).

“WARN Act” shall have the meaning set forth in Section 3.14(b).

Section 1.2 Interpretation.

(a) When a reference is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule of, or Exhibit to, this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(d) The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

(e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to “the date hereof” means the date of this Agreement.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(h) Reference to any Contract or document means such Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof, together with all addenda, exhibits or schedules.

(i) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(j) With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding.”

(k) References to any period of time ending on the Closing Date shall refer to a period of time through the end of the Closing Date, without giving effect to the transactions contemplated hereby.

(l) A reference to “$” shall mean the legal tender of the U.S.

(m) Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

(n) The parties hereby acknowledge and agree that to the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

ARTICLE II

PURCHASE AND SALE OF EQUITY

Section 2.1 Purchase and Sale of Equity.

(a) Each of Buyer and Seller hereby agrees that, upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI hereof, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all of the Equity, free and clear of all Encumbrances.

(b) At the Closing, Buyer shall pay to Seller, in consideration for the purchase of the Equity pursuant to Section 2.1(a), an amount of cash by electronic funds transfer of immediately available funds equal to $1,450,000,000 (the “Initial Purchase Price”). The Initial Purchase Price is subject to adjustment pursuant to Section 2.3(c) (as so adjusted, the “Closing Consideration”). The Closing Consideration is subject to adjustment following the Closing as set forth in Section 2.3(i).

Section 2.2 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036-6522, at 10:00 a.m., prevailing Eastern Time (including any Persons connected by remote access to the Closing), on the third (3rd) Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI (other than conditions which by their nature are to be satisfied or waived at the Closing), (such date, the “Closing Date”), unless another date is agreed to in writing by Buyer and Seller.

(b) Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) a duly executed amendment to the Company LLC Agreement and any other evidence of the transfer and assignment of the Equity as may be reasonably required to evidence such transfer, including (x) the canceled certificate evidencing the Equity currently held in the name of “Suiza Dairy Group, Inc.” and (y) a canceled certificate evidencing the Equity held in the name of “Suiza Dairy Group, LLC” and any duly executed interest powers with respect thereto;

(ii) the certificate provided for in Section 6.2(d);

(iii) a certificate complying with the requirements of Treasury Regulations section 1.1445-2(b)(2);

(iv) resignation or removal of the managers, directors and officers, as applicable, set forth on Section 2.2(b)(iv) of the Company Disclosure Letter, of the Company and the Company Subsidiaries, effective upon the Closing;

(v) each of Seller’s and any of its applicable Affiliates’ duly executed counterpart of each Ancillary Agreement to which it is a party;

(vi) certified copies of the (x) resolutions adopted by Seller’s managing member authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (y) resolutions adopted by Seller Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(vii) evidence of the satisfaction and release of all Encumbrances on the Equity and the assets of the Company and Company Subsidiaries arising from or in connection with the agreements set forth on Section 2.2(b)(vii) of the Company Disclosure Letter, and all other Encumbrances on the Equity (collectively, the “Released Encumbrances”);

(viii) evidence that the asset sale contemplated by the agreement set forth on Section 2.2(b)(viii) of the Company Disclosure Letter shall have occurred on or prior to the Closing Date; and

(ix) to the extent not delivered prior to the Closing Date, all other documents required to be delivered by Seller pursuant to this Agreement on or prior to the Closing Date.

(c) Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) the Closing Consideration, by electronic funds transfer of immediately available funds, to an account or accounts designated by Seller at least three (3) Business Days prior to Closing;

(ii) the releases of the Seller Guaranties to the extent obtained pursuant to Section 5.12 prior to or concurrently with the Closing;

(iii) the certificate provided for in Section 6.3(c);

(iv) Buyer’s duly executed counterpart of each Ancillary Agreement to which it is a party;

(v) certified copies of the (x) resolutions adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (y) resolutions adopted by Buyer Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(vi) to the extent not delivered prior to the Closing Date, all other documents required to be delivered by Buyer pursuant to this Agreement on or prior to the Closing Date.

Section 2.3 Purchase Price Adjustment.

(a) On or prior to the third (3rd) Business Day preceding the Closing Date, Seller shall deliver to Buyer a statement setting forth its good faith estimate of (x) the expenses described in subclauses (ii) and (iii) of the definition of “Transaction Expenses” and (y) the Pre-Closing New Business Employee Obligations.

(b) Seller shall prepare and deliver to Buyer, no later than five (5) Business Days prior to the Closing, a statement setting forth Seller’s good faith estimate of the Net Working Capital, prepared in accordance with GAAP, as of 12:01 a.m. on the Closing Date (the “Estimated Net Working Capital”), together with such schedules and data as may be appropriate to support such statement.

(c) The Initial Purchase Price shall be (i) decreased by an amount equal to the Company Indebtedness and Pre-Closing New Business Employee Obligations, (ii) decreased by the amount of the Transaction Expenses, (iii) increased, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, by an amount equal to the amount of such excess, and (iv) decreased, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess.

(d) Within sixty (60) days following the Closing Date, Seller shall deliver to Buyer a calculation of (i) the Net Working Capital as of 12:01 a.m. on the Closing Date prepared in accordance with GAAP (the “Preliminary Net Working Capital”) and (ii) Cash (the “Preliminary Cash”), in each case, together with such schedules and data as may be appropriate to support such calculation (collectively, the “Preliminary Closing Statement”). Any actions taken by Buyer at or after the Closing shall not be taken into account for the purpose of preparing the Preliminary Closing Statement or calculating the Preliminary Net Working Capital or the Preliminary Cash.

(e) Buyer shall have thirty (30) days following receipt of the Preliminary Closing Statement to review the calculation of Preliminary Net Working Capital and the Preliminary Cash and to notify Seller in writing of any dispute regarding the amount of the Preliminary Net Working Capital or the Preliminary Cash set forth on the Preliminary Closing Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. If no Dispute Notice is delivered by Buyer within such thirty (30) day review period or if Buyer delivers a written acceptance of the Preliminary Closing Statement during such thirty (30) day period, then such Preliminary Closing Statement, Preliminary Net Working Capital and the Preliminary Cash shall become final and binding as of the end of the thirty (30) day review period or the date of receipt by Seller of such written acceptance, as applicable.

(f) In connection with Seller’s preparation of the Preliminary Closing Statement and with Buyer’s review, the parties and their Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda, books and records, and other documents of the Company, its Affiliates or its or its Affiliates’ Representatives in connection with its preparation of the Preliminary Closing Statement, and to the finance personnel of the Company and any of its Affiliates and any other information which the parties reasonably request, and each of the parties shall, and shall cause its Affiliates to, cooperate reasonably with the other party and its Representatives in connection therewith.

(g) In the event that Buyer shall timely deliver a Dispute Notice to Seller, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Net Working Capital and the Preliminary Cash shall be made as agreed upon in writing by Buyer and Seller. If Buyer and Seller are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Buyer and Seller shall mutually agree in writing) of Buyer’s delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination by the Independent Accounting Firm shall be final and binding on the parties; provided that (i) the Independent Accounting Firm may consider only those items and amounts (and related items and amounts) as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and (ii) the Independent Accounting Firm’s determination of the Preliminary Net Working Capital and the Preliminary Cash may neither be less than the lower, nor more than the higher, of Buyer’s and Seller’s respective calculations of each such item. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.3(g) shall be borne one-half by Seller and one-half by Buyer. The Independent Accounting Firm shall be instructed to use commercially reasonable efforts to make its final determination within thirty (30) days of submission by the parties hereto of the dispute to it and, in any case, as promptly as practicable after such submission. Buyer and Seller each shall furnish the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm shall reasonably request. The Preliminary Net Working Capital and the Preliminary Cash, (i) if deemed final in accordance with Section 2.3(e), as originally submitted by Seller or (ii) if a Dispute Notice has been timely delivered by Buyer in accordance with this Section 2.3(g), as determined pursuant to the resolution of such dispute in accordance with this Section 2.3(g), shall be the “Final Net Working Capital” and “Final Cash,” respectively.

(h) The “Purchase Price” shall be equal to the (i) Closing Consideration, plus (ii) the amount, if any, paid by Buyer to Seller pursuant to Section 2.3(i), minus (iii) the amount, if any, paid by Seller to Buyer pursuant to Section 2.3(i).

(i) In the event that (i) (A) the sum of Final Net Working Capital plus Final Cash exceeds (B) the Estimated Net Working Capital, Buyer shall pay Seller the amount of such excess or (ii) (A) the sum of Final Net Working Capital plus Final Cash is less than (B) the Estimated Net Working Capital, Seller shall pay to Buyer the amount of such deficit.

(j) Buyer or Seller, as the case may be, shall, within five (5) Business Days after the determination of the Final Net Working Capital and Final Cash pursuant to Section 2.3(g), make payment in accordance with Section 2.3(i) by electronic funds transfer of immediately available funds to an account designated by Buyer or Seller, as the case may be, of the amount payable by Buyer or Seller, as the case may be.

Section 2.4 Proceedings at Closing. All proceedings to be taken, all documents to be executed and delivered, and all payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Company Disclosure Letter, Seller represents and warrants to Buyer as follows:

Section 3.1 Due Organization and Good Standing of Seller. Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authorization of Transaction by Seller. Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes, and each Ancillary Agreement, when executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).

Section 3.3 Due Organization and Good Standing of the Company and the Company Subsidiaries.

(a) The Company is duly formed and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to act as a foreign limited liability company and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not have a Material Adverse Effect. The Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Seller has caused to be made available to Buyer prior to the execution of this Agreement true and complete copies of the certificate of formation of the Company and the Company LLC Agreement. Such certificate of formation and the Company LLC Agreement are in full force and effect.

(b) Each of the Company Subsidiaries is a corporation or limited liability company duly formed and in good standing under the Laws of its jurisdiction of formation. Each of the Company Subsidiaries is qualified or otherwise authorized to act as a foreign corporation, partnership or other legal entity, as applicable, and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized is not material to the Business. Each of the Company Subsidiaries has all requisite company power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Seller has caused to be made available to Buyer prior to the execution of this Agreement true and complete copy of the organizational documents of each Company Subsidiary. Such organizational documents are in full force and effect.

Section 3.4 Capital Structure.

(a) All of the issued and outstanding equity interests in the Company are described in Section 3.4(a) of the Company Disclosure Letter. All of the issued and outstanding Equity of the Company has been duly authorized and validly issued, is fully paid and nonassessable and has not been issued in violation of any preemptive rights, rights of first refusal or similar rights or in violation of any Law. The Company has no other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants, convertible securities or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by the Company. Seller is the beneficial and legal owner of the Equity, free and clear of all Encumbrances (other than as set forth in Section 3.4(a) of the Company Disclosure Letter), and, at the Closing, the Equity purchased by Buyer shall constitute all of the issued and outstanding equity securities of the Company.

(b) All of the issued and outstanding equity interests in each of the Company Subsidiaries are described in Section 3.4(b) of the Company Disclosure Letter. All such equity interests have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights or in violation of any Law. Except as set forth in Section 3.4(b) of the Company Disclosure Letter, no Company Subsidiary has any equity securities authorized, issued or outstanding, and there are no agreements, options, warrants, convertible securities or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing with respect to any of the Company Subsidiaries. The Company or a Company Subsidiary, as applicable, is the beneficial and legal owner of all of the equity interests in the each of the Company Subsidiaries, free and clear of all Encumbrances (other than as set forth in Section 3.4(b) of the Company Disclosure Letter). Except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest or securities in any other Person.

(c) The limited liability company managers, directors and officers of the Company and each of the Company Subsidiaries are set are set forth in Section 3.4(c) of the Company Disclosure Letter.

Section 3.5 Governmental Filings. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller, the Company or any Company Subsidiary, except for (a) the Governmental Filings set forth in Section 3.5 of the Company Disclosure Letter, (b) Governmental Filings under the HSR Act, (c) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates and (d) such other Governmental Filings the failure of which to be obtained would be material to the Business.

Section 3.6 No Conflict or Violation. Except as set forth in Section 3.6 of the Company Disclosure Letter and assuming all Governmental Filings described or listed in Section 3.5 or in Section 3.5 of the Company Disclosure Letter have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not (a) conflict with, result in any breach of, constitute a default under or violate any Law, order or Permit to which Seller, the Company or any of the Company Subsidiaries or their respective assets are subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Company Contract; (c) other than any Encumbrance created as a result of any action taken by Buyer or its Affiliates, result in the creation of any Encumbrance upon any material asset of the Company or any Company Subsidiary or (d) violate the certificate of incorporation, by-laws, limited liability company agreements or other organizational documents of Seller, the Company or any of the Company Subsidiaries, except with respect to the foregoing clauses (a) and (b) as would not be material to the Business.

Section 3.7 Financial Statements; Pro Forma Adjustments.

(a) Seller has made available to Buyer true and complete copies of the Financial Statements, copies of which are attached to Section 3.7(a) of the Company Disclosure Letter. The Financial Statements were derived from the books and records of the Company and the Company Subsidiaries and the Rockford facility (the “Combined Business”) and, except as set forth in Section 3.7(a) of the Company Disclosure Letter, were prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial position of the Combined Business (on a combined basis) as of the dates thereof and their results of operations and cash flows for the periods then ended, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of notes thereto and applicable disclosures required by GAAP. As of the date hereof, neither the Company nor any Company Subsidiaries has any liabilities or obligations that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities and obligations (a) included or disclosed on the Financial Statements, (b) incurred in the ordinary course of business since September 30, 2012 or (c) incurred directly in connection with this Agreement or the transactions contemplated hereby. Seller Parent, the Company and the Company Subsidiaries each maintain a system of internal accounting controls adequate to reasonably ensure that neither the Company nor any Company Subsidiary maintains any off-the-books accounts and that the assets of the Company and the Company Subsidiaries are used only in accordance with management directives of Seller Parent, the Company and the Company Subsidiaries.

(b) Seller has made available to Buyer true and complete copies of the internal as adjusted operating income statements of the Combined Business for the year ended December 31, 2011 and the nine (9) months ended September 30, 2012 that include pro forma adjustments set forth under the column “New Commercial Agreements” (the “Pro Forma Adjustments”), copies of which are attached to Section 3.7(b) of the Company Disclosure Letter. The Pro Forma Adjustments reflect the financial impact on operating income and earnings before interest, taxes, depreciation and amortization to the Combined Business of all Contracts (other than those immaterial Contracts entered into in the normal course of business consistent with past practice) effective as of October 1, 2012, or entered into on or after October 1, 2012 until the date hereof, between the Company or the Company Subsidiaries and their respective Affiliates (other than the Company and the Company Subsidiaries), after giving effect to the transactions as if they had occurred or had become effective as of January 1, 2011. The Pro Forma Adjustments were derived from the books and records of the Combined Business maintained in accordance with GAAP, are factually supportable, and fairly present in all material respects the pro forma effect of such Contracts for the periods specified.

Section 3.8 Absence of Certain Changes. Except as set forth in Section 3.8 of the Company Disclosure Letter or as otherwise contemplated hereby, from December 31, 2011 through the date of this Agreement, there has not occurred any Material Adverse Effect. Except as set forth in Section 3.8 of the Company Disclosure Letter or as otherwise contemplated hereby, from December 31, 2011 through the date of this Agreement, the Company and the Company Subsidiaries have conducted the Business in the ordinary course in all material respects and (z) neither the Company nor any Company Subsidiary has since December 31, 2011:

(a) sold, assigned or transferred any of its material tangible assets, except in the ordinary course of business;

(b) made any loan to any Person (including any of its directors or officers, but excluding trade payables in the ordinary course of business consistent with past practice);

(c) (i) modified the terms of any employment Contract or any Collective Bargaining Agreement in such a way that materially increased the wages, salary, bonus or other compensation, remuneration or benefits of the Transferred Employees taken as a whole (ii) made or granted any increase in benefits to the Transferred Employees, taken as a whole, under any Employee Benefit Plan or (iii) amended or modified in any material way, or terminated, any Company Plan; or

(d) agreed to do any of the foregoing.

Section 3.9 Legal Proceedings. Except as set forth in Section 3.9 of the Company Disclosure Letter, as of the date hereof and for the past two (2) years, there are no material Actions pending or, to the Knowledge of Seller, threatened in writing against the Company or any of the Company Subsidiaries or any of their respective directors or officers (in such capacity), businesses or assets. Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries nor any of their respective businesses or assets is subject to any material judgment, decree, injunction or order of any Governmental Entity. No investigations or inquiries are pending or, to the Knowledge of Seller, threatened in writing by or before any Governmental Entity against the Company or any Company Subsidiary or any of their respective directors or officers (in such capacity), businesses or assets.

Section 3.10 Owned Real Property.

(a) Section 3.10(a) of the Company Disclosure Letter lists the street address of each real property owned by the Company or a Company Subsidiary and the current owner of such real property (all such real property being hereinafter collectively, “Owned Real Property”).

(b) The Company or a Company Subsidiary, as applicable, has (i) good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) has made available to Buyer copies of each deed for each parcel of Owned Real Property and the most recent title insurance policy and surveys relating to the Owned Real Property, in each case to the extent in the Company’s possession. The Owned Real Property is available for use in connection with the operation of the Business by the Company or a Company Subsidiary, as applicable.

(c) Other than as set forth in Section 3.10(c) of the Company Disclosure Letter, there are no parties in possession of any parcel of Owned Real Property or any portion thereof other than the Company or a Company Subsidiary, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Third Party the right of occupancy and use of any of the Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal in favor of any Third Party to purchase the Owned Real Property or any portion thereof or interest therein. Neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity with respect to the lease, occupancy or use of the Leased Real Property that would reasonably be expected to materially adversely affect the rights of the Company or any Company Subsidiary to occupy and use the applicable Leased Real Property for the conduct of the Business.

(d) Neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity (i) that such Governmental Entity is imposing a general or special assessment relating to any of the Owned Real Property, (ii) indicating that any of the Owned Real Property is not in compliance with applicable Laws including any zoning Laws or (iii) of any pending condemnation or eminent domain proceeding against the Owned Real Property.

Section 3.11 Leased Real Property.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of all of the leases, subleases, licenses or other occupancy agreements (“Leases”) pursuant to which the Company or a Company Subsidiary holds a leasehold estate or other right to use or occupy any interest in real property and under which the Company or a Company Subsidiary is a lessee thereunder (all such real property being hereinafter collectively, “Leased Real Property”), the street of address of each such Leased Real Property and the current occupant (if different from the lessee provided in such lessee) of each such Leased Real Property.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true and complete list of the Material Oral Leases and the following terms for each such Material Oral Lease: (i) the annual rental amount (including all fees, expenses, Taxes and other charges) due and payable thereunder, (ii) the expiration date, (iii) the permitted use of the Leased Real Property and (iv) any other material terms.

(c) There has not been any sublease, assignment, mortgage, conveyance or other Encumbrance entered into by the Company or any Company Subsidiary in respect of the Leases. The Company or the Company Subsidiary, as applicable, that is identified as being the lessee of any parcel of Leased Real Property has a valid and enforceable leasehold interest under each of the Leases for the Leased Real Property, and each Lease relating to the Leased Real Property is in full force and effect and is the legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, that is a party to such lease and, to the Knowledge of Seller, the other parties thereto.

(d) Neither Seller, the Company nor any Company Subsidiary has received any written notice of any default with respect to any Lease or Material Oral Lease. To the Knowledge of Seller, no event has occurred that, with notice or lapse of time, or both, would constitute a default by the Company or the Company Subsidiary, as applicable, that is the lessee of any such Leased Real Property. Prior to the date hereof, true, correct and complete copies of each Lease of any Leased Real Property (or, with respect to Material Oral Leases, true, correct and complete descriptions of the material terms and conditions with respect thereto) have been delivered to Buyer.

Section 3.12 Taxes. Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a) The Company and the Company Subsidiaries have filed or caused to be filed on a timely basis (taking into account any valid extensions of time) all material Tax Returns required to have been filed by them and have timely paid all material Taxes required to be paid whether or not shown to be due thereon.

(b) There are no pending or current Tax Claims for or with respect to any material liability in respect of Taxes of the Company or the Company Subsidiaries, nor has the Company or any Company Subsidiary received any written notice from a Tax authority that it intends to conduct an audit or investigation.

(c) There are no material liens (other than Permitted Encumbrances) for Taxes against any assets of the Company or the Company Subsidiaries.

(d) There are no pending requests for rulings or determinations by or before a Tax authority relating to Taxes of the Company or any Company Subsidiary, and no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company or any Company Subsidiary, except for those pending requests for rulings or determinations, extensions or waivers resulting solely from the Company’s or any Company Subsidiary’s being a member of any affiliated, consolidated, combined or unitary group. No written claim or nexus inquiry has been made by a Tax authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of Law, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) closing agreement described in Section 7121 of the Code or any similar provision of Law executed on or prior to the Closing Date or (v) Indebtedness discharged in connection with any election under Section 108(i) of the Code.

(f) Neither the Company nor any Company Subsidiary has (i) engaged in a “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding provision of state or local Law or (ii) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in or intended to be governed by Section 355 of the Code within the five (5) year period ending as of the date of this Agreement.

(g) Each of the Company and Marathon Dairy Investment Corporation is treated as a corporation for U.S. federal income tax purposes. Each of Kohler Mix Specialties LLC and Kohler Mix Specialties of Minnesota LLC is treated as a partnership for U.S. federal income tax purposes. Each of Friendship Dairies LLC, Morningstar Receivables GP LLC, and Morningstar Receivables LP is treated as an entity disregarded as separate from the Company for U.S. federal income tax purposes.

Section 3.13 Company Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a list of all Contracts to which the Company, or a Company Subsidiary, as applicable, is a party or under which the Company or any Company Subsidiary has any liability or obligation or derives any benefit in the categories listed below (each Contract listed, or required to be listed in Section 3.13(a) of the Company Disclosure Letter, a “Company Contract”):

(i) any Contract evidencing Indebtedness of the Company or a Company Subsidiary, including, in each case, any Indebtedness between the Company or a Company Subsidiary and any of its Affiliates (excluding the Company and the Company Subsidiaries);

(ii) any Contract or group of related Contracts with a customer pursuant to which the Company or a Company Subsidiary received, in the last twelve (12) months, aggregate revenue of at least $25,000,000;

(iii) any Contract or group of related Contracts for the purchase of products or services by the Company or a Company Subsidiary pursuant to which the Company or a Company Subsidiary paid, in the last twelve (12) months, at least $5,000,000;

(iv) any Contract under which the Company or a Company Subsidiary is or may become obligated to pay any material amount in respect of deferred or conditional purchase price (other than ordinary trade terms) or a purchase price adjustment, in each case, in connection with any (x) acquisition or disposition of all or substantially all of the assets or securities of any Person, (y) merger, consolidation or other business combination or (z) series or group of related transactions of a type specified in subclauses (x) and (y);

(v) any license agreement pursuant to which the Company or a Company Subsidiary has acquired the right to use any material Intellectual Property, other than (x) those in which grants of Intellectual Property rights are incidental to such Contract or (y) Intellectual Property that is generally commercially available;

(vi) any Contract containing a covenant that materially limits the ability of the Company or a Company Subsidiary to engage in any business activity, compete with any Person, solicit customers of any Person or acquire any product, asset or services from any Person;

(vii) any Collective Bargaining Agreement;

(viii) any material joint venture, strategic alliance, partnership or similar agreement;

(ix) any Contract between the Company or a Company Subsidiary and their affiliates (other than the Company or a Company Subsidiary) that will continue after the Closing;

(x) any Retention Agreement;

(xi) any material Contract with any Governmental Entity;

(xii) any material Contract containing most favored nations pricing provisions, or that grants material exclusivity rights;

(xiii) any Contract reflecting a settlement of any material threatened or pending Actions entered into within the last two (2) years;

(xiv) any Contract for the employment of any officer or individual employee on a full-time basis providing for compensation or severance payments in excess of $250,000 per annum;

(xv) any Contract relating to any completed business acquisition or disposition by the Company or a Company Subsidiary under which the Company or any Company Subsidiary has continuing rights or obligations;

(xvi) any Contract relating to the licensing of material Intellectual Property by the Company or any Company Subsidiary to any Third Party; and

(xvii) any outstanding written commitment to enter into any agreement of the type described in subsections (i) through (xii) of this Section 3.13(a).

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, each Company Contract constitutes a valid and binding obligation of the Company or a Company Subsidiary, as applicable, and is enforceable against the Company or a Company Subsidiary, as applicable and, to the Knowledge of Seller, is enforceable against the counterparties thereto, except, in each case, as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law). Neither the Company nor any Company Subsidiary is and, to the Knowledge of Seller, no counterparty thereto is, in material breach of or material default under any Company Contract. To the Knowledge of Seller, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a material default under any Company Contract or cause the acceleration of any of the Company’s or any Company Subsidiary’s obligations thereunder. To the Knowledge of Seller, (i) no counterparty to any Company Contract plans to terminate, cancel or not renew such Company Contract, and (ii) no event or development has occurred, and no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Contract or cancel, terminate or modify any Company Contract.

(c) Neither the Company nor any Company Subsidiary has entered into any Contract, or is otherwise subject to any obligation, requiring the Company or any Company Subsidiary to repurchase products sold by the Company or any Company Subsidiary.

Section 3.14 Labor.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries (i) has, in the past three (3) years, been delinquent in payments of any material amount to any Business Employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such Business Employees; (ii) is a party to any settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter; (iii) has, in the past two (2) years, been a party in any material Actions against any of the Company or Company Subsidiaries pending or threatened to be brought or filed by or with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to alleged violation of any employment Laws; (iv) has, in the past two (2) years, been held liable by any Governmental Entity or arbitrator for the payment of any material claims, damages, fines or penalties, or other material amounts to any current or former Business Employees for failure to comply with any employment Laws, or (v) failed to maintain workers’ compensation coverage for all Business Employees in accordance with applicable Laws.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) has, in the past two (2) years, implemented any “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq. (the “WARN Act”), or any similar state Laws; (ii) is a party to, or bound by, any Collective Bargaining Agreement with any labor organization covering any Business Employees; (iii) has, in the past two (2) years, received any demand for recognition from any labor organization, or been party to any petition for recognition or representation rights with any Governmental Entity with respect to any Business Employees; (iv) has, in the past two (2) years, been involved in negotiations with any labor organization regarding terms for a Collective Bargaining Agreement covering any Business Employees, or any neutrality or card-check recognition agreement; (v) has, in the past two (2) years, experienced any material strike, work slowdown or other work stoppage, picketing, handbilling, bannering or other concerted activity due to any organizing activities or labor dispute pending or, to the knowledge of any of the Company or Company Subsidiaries, threatened against any of the Company or Company Subsidiaries or (vi) has, in the past two (2) years, committed any material violation of any labor or employment Laws or been party to any unfair labor practice charges or complaints alleging material violations of any labor or employment Laws filed with any Governmental Entity.

Section 3.15 Compliance With Law; Permits.

(a) Except for Laws relating to Taxes, Employee Benefit Plans, Intellectual Property and Environmental Laws, which shall be governed exclusively by Section 3.12, Section 3.16, Section 3.17 and Section 3.19, respectively, and except as set forth in Section 3.15(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries are, and since January 1, 2011 have been, operating the Business in compliance in all material respects with applicable Laws.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, as of the date of this Agreement, all approvals, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct the Business as conducted on the date hereof and to use the Owned Real Property and Leased Real Property as used on the date hereof, are in the possession of the Company or a Company Subsidiary, are in full force and effect and the Business is being operated in compliance therewith in all material respects.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries have timely filed, or caused to be timely filed, all material reports, statements, information returns or declarations required by any abandonment or unclaimed property, escheat and similar Law within the five (5) year period ending on the Closing Date. All material amounts due to any Governmental Authority under any abandonment or unclaimed property, escheat and similar Law within the five (5) year period ending on the Closing Date have been timely remitted by the Company and the Company Subsidiaries.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Employee Benefit Plans and Section 3.16(a)(i) of the Company Disclosure Letter separately sets forth the list of Company Plans. Neither the Company nor any Company Subsidiary has any liability with respect to any Employee Benefit Plan or other employee benefit plan, program or arrangement other than the Company Plans. With respect to each Company Plan, Seller has made available a true and complete copy of the following items (in each case, only if applicable) (i) the plan document or, in the case of an unwritten Company Plan, a written description thereof, (ii) each trust or other funding arrangement, (iii) each summary plan description and summary of material modifications, (iv) the most recently filed annual report on the IRS Form 5500, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (vi) the most recently received IRS determination letter.

(b) Each Company Plan has been operated and administered in all material respects in accordance with its terms and any related documents or agreements and in compliance with applicable Law, including but not limited to ERISA and the Code. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that would reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any Company Subsidiary. There are no pending, or to the Knowledge of Seller, threatened Actions in respect of any Company Plan, by any employee or beneficiary covered under any such Company Plan, as applicable, or otherwise involving any such Company Plan (other than routine claims for benefits).

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code. No event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust. Except as set forth in Section 3.16(c) of the Company Disclosure Letter, the Company has not, and at no time in the past five (5) years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. With respect to each Company Plan that is a single employer plan (within the meaning of Section 3(41) of ERISA) subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, the excess of the then current value of accrued benefits under such plan over the then current value of the assets of such plan allocable to such accrued benefits, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan (dated April 23, 2012 for the fiscal year ending December 31, 2011) did not exceed $700,000 as of such fiscal year end.

(d) Except as disclosed in Section 3.16(d) of the Company Disclosure Letter, the Company has not incurred withdrawal liability under Section 4201 of ERISA in respect of any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”). Except as disclosed in Section 3.16(d) of the Company Disclosure Letter, no Multiemployer Plan to which the Company has an obligation to contribute (i) is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA), (ii) is in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (iii) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA), (iv) to the Knowledge of Seller, has incurred an accumulated funding deficiency (within the meaning Section 4318 of the Code or Section 304(a) of ERISA) or (v) to the Knowledge of Seller, has requested or been granted by the IRS any waiver of Section 302 of ERISA and Section 412 of the Code and which is ongoing. Except as disclosed in Section 3.16(d) of the Company Disclosure Letter, the Company has not received, and to the Knowledge of Seller, no conditions or circumstances exist that could result in, a notice of endangered or critical status pursuant to Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA in respect of any such Multiemployer Plan. Except as disclosed in Section 3.16(d) of the Company Disclosure Letter, the Company would not incur any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if the Company withdrew (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) on or prior to the Closing Date from each Multiemployer Plan to which the Company has any obligation to contribute on the date of this Agreement.

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (either alone or in combination with another event) shall not (i) entitle any current or former employee, director, consultant or officer of the Company or a Company Subsidiary or any dependent of such Persons to severance, retention or change in control or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer or any dependent of such Persons or (iii) result in any payments that would be nondeductible to the Company pursuant to Section 280G of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Company that is subject to Section 4980B of the Code, the Company has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) No Company Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Plan have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) All contributions in respect of any Company Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or to any other deferred compensation plan where the deduction is deferred, have been or are fully deductible under the Code except to the extent that such non-deductibility would not be material.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts currently due and payable under and (iii) contributions, transfers, or payments required to have been made to, any Company Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(j) Except with respect to Company Plans that are fully or partially self-insured, with respect to any insurance policy providing funding for benefits under any Company Plan, there is no liability of the Company or any Company Subsidiary in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof other than such adjustments, arrangements or liabilities arising from in the ordinary course of business.

(k) Except as set forth on Section 3.16(k) of the Company Disclosure Letter, no Company Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Company Plan that is intended to be qualified under Section 401(a) of the Code.

(l) Except as set forth on Section 3.16(l) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any Company Subsidiary other than the Company Plans, or to make any amendments to any of the Company Plans.

(m) No Company Plan provides benefits to any individual who is not a current or former employee of the Company or a Company Subsidiary, or the dependents or other beneficiaries of any such current or former employee (other than a Multiemployer Plan).

(n) Section 3.16(n) of the Company Disclosure Letter sets forth true and complete lists of all Business Employees and New Business Transferred Employees as of November 30, 2012, including the following information with respect to each such employee: (i) name, (ii) employer, (iii) title, (iv) location, (v) whether such individual is a member of a bargaining unit and, if so, by which union they are represented, (vi) date of hire, (vii) active or inactive status, (viii), current annual base salary or hourly wage rate and (ix) short term incentive compensation opportunity.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material U.S. and foreign applications and registrations for Intellectual Property owned by the Company or a Company Subsidiary as of the date hereof. To the Knowledge of Seller, the foregoing registrations are in effect and subsisting and, except as otherwise noted in Section 3.17(a) of the Company Disclosure Letter includes, along with the Contracts disclosed in Section 3.13(a)(v) of the Company Disclosure Letter, all of the trademarks that are necessary to the ongoing operation of the Business in substantially the same manner as currently conducted.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, (i) to the Knowledge of Seller, the conduct of the Business does not infringe or otherwise violate any Third Party’s Intellectual Property, (ii) as of the date hereof there is no such claim pending or, to the Knowledge of Seller, threatened in writing against the Company or any Company Subsidiary, and (iii) as of the date hereof, to the Knowledge of Seller, no Third Party is infringing or otherwise violating any Intellectual Property owned by the Company or a Company Subsidiary, and there is no such claim pending or, to the Knowledge of Seller, threatened in writing against any Third Party by the Company or any Company Subsidiary.

(c) As of the Closing, all Intellectual Property rights that are necessary to the ongoing operation of the Business in substantially the same manner as currently conducted, including rights obtained by license or other permission, will be owned by or, pursuant to a Contract set forth in Section 3.13(a)(v) of the Company Disclosure Letter, licensed to the Company or a Company Subsidiary, in each case, free of any Encumbrances other than non-exclusive licenses of non-material Intellectual Property granted in the ordinary course of business.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, no Intellectual Property used in the Business was developed by the Company or any Company Subsidiary for or on behalf of any customer of the Business or any other Third Party.

Section 3.18 Affiliate Transactions. Except (a) for services, products or matters which are to be provided under the Ancillary Agreements or (b) as set forth in Section 3.18(a) of the Company Disclosure Letter, neither Seller nor any of its Affiliates (other than the Company and the Company Subsidiaries), nor any officer, director or employee of Seller or any of its Affiliates (including the Company or any Company Subsidiary) or, to the Knowledge of Seller, any individual in such officer’s, director’s or employee’s immediate family is a party to any Contract, transaction or understanding with the Company or any Company Subsidiary or has any material interest in any property used by the Company or any Company Subsidiary. Except (x) for transactions which are on arm’s-length terms, (y) for services, products or matters which are to be provided under the Ancillary Agreements or with the consent of Buyer or (z) as set forth in Section 3.18(a) of the Company Disclosure Letter, neither Seller nor any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, is a party to any Contract with the Company or a Company Subsidiary, on the other hand.

Section 3.19 Environmental Matters.

(a) Except as set forth in Section 3.19(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws, including, but not limited to, possessing and complying with all material Permits and other authorizations of Governmental Entities required for their operations under applicable Environmental Laws and all such Permits and authorizations have been duly obtained, are in full force and effect, and there are no proceedings pending, or to the Company’s Knowledge, threatened to revoke, cancel or modify the terms of any such Permits or authorizations.

(b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, there is no material Environmental Claim pending or, to the Knowledge of Seller, threatened against the Company or the Company Subsidiaries.

(c) Except as set forth in Section 3.19(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is subject to any judicial or administrative order, judgment or decree pursuant to applicable Environmental Law, excluding any such order, judgment or decree that has been fully resolved with no further obligations on behalf of the Company or any Company Subsidiary.

(d) Except as set forth in Section 3.19(d) of the Company Disclosure Letter, to the Knowledge of Seller, neither the Company, the Company Subsidiaries nor any other Person has Released any Hazardous Materials at any Owned Real Property or Leased Real Property or at any off-site location that would require investigation or remediation pursuant to applicable Environmental Law or otherwise subject the Company or any of the Company Subsidiaries to liability pursuant to applicable Environmental Law, excluding matters that would not cause the Company or any Company Subsidiary to incur material liabilities or expenditures.

(e) Except as set forth in Section 3.19(e) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has expressly by written agreement or, to the Knowledge of Seller, by operation of law, assumed, undertaken or provided any indemnity with respect to Environmental Law (excluding any such agreements that have by their terms expired or terminated) or is subject to a pending Environmental Claim alleging that it is the successor to any other Person that is subject to liability under Environmental Law.

(f) Seller has made available to Buyer accurate and complete copies of all material environmental reports, studies, assessments, investigations and audits relating to environmental matters of the Company or the Company Subsidiaries in Seller’s possession or control, that have been prepared since January 1, 2009.

(g) This Section 3.19 contains the only representations and warranties of Seller with regard to Environmental Laws, Environmental Claims or Hazardous Materials.

Section 3.20 Assets.

(a) Other than the Shared Services and other immaterial services provided to the Company or any Company Subsidiary by Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) or any of their respective employees, the assets held by the Company and the Company Subsidiaries as of the Closing constitute all the tangible and Intellectual Property assets that are necessary to conduct the Business in substantially the same manner as the Business has been conducted for the previous twelve (12) months. To the Knowledge of Seller, the buildings, plants, structures and material equipment owned or leased by the Company and the Company Subsidiaries are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and none of such buildings, plants, structures, or equipment is in need of material maintenance or repairs other than ordinary, routine maintenance, except, in each case, as would not materially and adversely affect the Business. The Company and the Company Subsidiaries own good, sole and exclusive title to, or hold pursuant to valid and enforceable leases in, all of the material personal property shown to be owned or leased by it on the Balance Sheet or purchased, leased or otherwise acquired since the date of the Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances. There are no Shared Assets having a value of $1,000,000 or more primarily used in connection with the Business. Except as would not materially and adversely affect the Business, all tangible personal property owned or leased by the Company and the Company Subsidiaries (other than Finished Goods Inventory in transit from, and Non-Finished Goods Inventory in transit to, the Owned Real Property or the Leased Real Property) is in its possession, subject to its control and located at the Owned Real Property or the Leased Real Property. The Business is the only business of the Company and the Company Subsidiaries. Other than entities that perform the Shared Services or other immaterial services provided to the Company or any Company Subsidiary (but only to the extent of providing such services), the Company Subsidiaries are the only entities through which the Business is conducted.

(b) Section 3.20(b) of the Company Disclosure Letter lists all material services provided to the Company or any Company Subsidiary by Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) or any of their respective employees (collectively, the “Shared Services”).

Section 3.21 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Seller or its Affiliates, other than Evercore Group L.L.C., which is acting as financial advisor to Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter lists each occurrence-based insurance policy of Parent and its Affiliates providing coverage to the Company and the Company Subsidiaries (such occurrence-based policies, the “Occurrence-Based Policies”). Neither Seller Parent nor any of its Affiliates is in material default with respect to its obligations under any Occurrence-Based Policy and, to the Knowledge of Seller, each such policy is in full force and effect. Except as would not materially and adversely affect the Business, all premiums payable under all such policies have been paid or accrued when due or within applicable grace periods. The Company and the Company Subsidiaries are, and have, during the previous two (2) years, been insureds under the Occurrence-Based Policies. The coverage provided by the Occurrence-Based Policies to the Company and the Company Subsidiaries will not lapse or terminate as a result of the transactions contemplated by this Agreement. None of the limits under any Occurrence-Based Policy have been exhausted by the payment of prior or pending claims thereunder.

Section 3.23 Indebtedness. Other than as set forth in Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation for Indebtedness (other than Guarantees and Bonds) in excess of $250,000. To the Knowledge of Seller, there is no event or condition that results (or would result with the giving of notice, the lapse of time, or both) in a breach or a violation of, or conflict with, any Contract or instrument relating to or evidencing such Indebtedness (other than Guarantees and Bonds), in a manner that would allow any Person to exercise acceleration rights prior to the Closing under such Contract or instrument.

Section 3.24 Guarantees and Bonds. Other than as set forth in Section 3.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liability or obligation for Guarantees and Bonds. To the Knowledge of Seller, there is no event or condition that results (or would result with the giving of notice, the lapse of time, or both) in a breach or a violation of, or conflict with, any Contract or instrument relating to or evidencing such Guarantees and Bonds, including any such breach or violation that would allow any Person to exercise acceleration rights under such Contract or instrument.

Section 3.25 Transaction Expenses. None of the Parent Transaction Expenses shall be payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement. None of the expenses described in subclause (i) of the definition of “Transaction Expenses” shall be payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.

Section 3.26 Inventory. Other than as set forth in Section 3.26 of the Company Disclosure Letter and subject to the reserves for obsolescence or slow-moving inventory reflected on the Balance Sheet, (i) the Non-Finished Goods Inventory reflected on the Balance Sheet consists of, and the Non-Finished Goods Inventory reflected on the Preliminary Closing Statement, when delivered, will consist of, a quality and quantity that is usable by the Company or the Company Subsidiaries in the ordinary course of business and (ii) the Finished Goods Inventory reflected on the Balance Sheet is, and the Finished Goods Inventory reflected on the Preliminary Closing Statement, when delivered, will be, saleable in the ordinary course of business, without material discount.

Section 3.27 Product Liability; Warranties. Except as set forth in Section 3.27 of the Company Disclosure Letter or as would not materially and adversely affect the Business, (a) there exists no defect in the design or manufacture of any product manufactured, packaged, distributed or sold by the Company or any Company Subsidiary, and (b) there exists no pending, or to the Knowledge of Seller, threatened products liability claim with respect to any product manufactured, packaged, distributed or sold by the Company or any Company Subsidiary.

Section 3.28 Major Customers and Suppliers.

(a) Major Customers. Section 3.28(a) of the Company Disclosure Letter contains a list of the ten (10) largest customers, including distributors, of the Company and the Company Subsidiaries, taken as a whole, for the twelve (12) months ended September 30, 2012 (determined on the basis of the total dollar amount of sales), showing the total dollar amount of gross and net sales to each such customer during such period (“Major Customers”).

(b) Major Suppliers. Section 3.28(b) of the Company Disclosure Letter contains a list of the ten (10) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, during the twelve (12) months ended September 30, 2012 (determined on the basis of the total dollar amount of purchases) (“Major Suppliers”).

(c) Since August 31, 2011 through the date of this Agreement, no Major Customer or Major Supplier has terminated or materially reduced its business with the Company or any Company Subsidiary or provided written, or to Seller’s Knowledge, oral, notice to the Company or any Company Subsidiary stating that it intends to terminate or materially reduce its business with the Company or any Company Subsidiary or that it is materially dissatisfied with the performance of the Company or any Company Subsidiary.

Section 3.29 Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries represent valid sales of products or services actually made in the ordinary course of business as to which full performance has been rendered by the Company or the Company Subsidiaries. To the Knowledge of Seller, all such accounts receivable are collectible in full in the ordinary course of business, net of the reserve therefor set forth in the Financial Statements. Except as set forth on Section 3.29 of the Company Disclosure Letter, no accounts receivable of the Company or any Company Subsidiary are subject to any securitization arrangement, or purchase, sale or other similar Contract or obligation.

Section 3.30 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF THE PARTIES HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY OR THE COMPANY SUBSIDIARIES), BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE III OF THIS AGREEMENT AND, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OF THIS AGREEMENT AND SUBJECT TO THE TERMS AND CONDITIONS OF ARTICLE VIII AND ARTICLE IX OF THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES THE EQUITY AND THE OWNERSHIP IN THE COMPANY, THE COMPANY

SUBSIDIARIES AND THE BUSINESS REPRESENTED THEREBY AS IS AND WHERE IS WITH ALL FAULTS AS OF THE CLOSING DATE AND WITH ANY AND ALL DEFECTS. IT IS UNDERSTOOD THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS, (INCLUDING IN THE CONFIDENTIAL INFORMATION MEMORANDUM, DATED AUGUST 2012, ANY MATERIALS UPLOADED TO ANY ELECTRONIC DATA ROOM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY DUE DILIGENCE REPORT FROM ANY THIRD PARTY OR ANY PRESENTATION BY SELLER OR MANAGEMENT OF THE BUSINESS OR OTHERWISE) ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty) as follows:

Section 4.1 Due Organization and Good Standing of Buyer. Buyer is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authorization of Transaction by Buyer.

(a) Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer (assuming due authorization and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).

(b) No vote or other action of the stockholders of Buyer or its Affiliates is required pursuant to any requirement of Law, the organizational documents of Buyer or its Affiliates or otherwise in order for Buyer or its applicable Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.3 Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Buyer, except (a) Governmental Filings under the HSR Act, (b) filings with any securities regulator (including any stock exchange) required by applicable Law or stock exchange rules or regulations or (c) Governmental Filings that become applicable as a result of matters specifically related to Seller or its Affiliates.

Section 4.4 No Conflict or Violation. Assuming all Governmental Filings described or listed in Section 3.5 or in Section 3.5 of the Company Disclosure Letter have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in any breach of, constitute a default under, or violate any applicable Law to which Buyer is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party or (c) violate the certificate of incorporation, by-laws or other organizational documents of Buyer, except with respect to the foregoing clauses (a) and (b) as would not materially impair Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 4.5 Legal Proceedings. There are no Actions pending or, to the knowledge of Buyer, threatened which would, if adversely determined, prohibit or materially delay the consummation of the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Buyer’s ability to consummate the transaction contemplated hereby on a timely basis.

Section 4.6 Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Equity. Buyer confirms that it can bear the economic risk of its investment in the Equity and can afford to lose its entire investment in the Equity, has been furnished materials relating to Buyer’s purchase of the Equity in response to its requests. Buyer is acquiring the Equity for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity. Buyer agrees that the Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or any state securities laws except pursuant to an exemption from such registration available under such Act or laws.

Section 4.7 Funding. Buyer will have, as of the Closing, sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses owed by Buyer relating to the transactions contemplated by this Agreement and the Ancillary Agreements, and any refinancing of indebtedness in connection therewith. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 4.8 Brokers’ Fees. No broker, investment banker, financial advisor or other Person, other than Rabo Securities USA, Inc. and The Rothschild Group, the fees and expenses of which shall be paid by Buyer and its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business.

(a) Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) as required by applicable Law, (ii) set forth in Section 5.1(a) of the Company Disclosure Letter, (iii) contemplated by this Agreement or (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause the Company and the Company Subsidiaries to conduct the Business in the ordinary course of business and Seller shall, and shall cause the Company and the Company Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the Business and to keep available the services of the Transferred Employees; provided, however, that no action by Seller, the Company or any of the Company Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of Section 5.1(b).

(b) Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) required by applicable Law or any existing Contract disclosed, prior to the date hereof, to Buyer in the electronic data room established in connection with the transactions contemplated by this Agreement, (ii) set forth in Section 5.1(b) of the Company Disclosure Letter, (iii) contemplated by this Agreement or (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause the Company and the Company Subsidiaries not to:

(i) except as otherwise provided for in this Agreement, authorize or effect any amendment to or change any organizational document of the Company or a Company Subsidiary, including the Company LLC Agreement, in any material respect;

(ii) issue or authorize the issuance of any equity interests or grant any options, warrants, or other rights to purchase or obtain any equity securities or issue, encumber, sell or otherwise dispose of any of its equity securities;

(iii) declare, authorize, make or pay any dividend or other distribution with respect to the equity interests of the Company or any Company Subsidiary, except cash dividends and distributions;

(iv) issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any material capitalized lease obligation or permit any Encumbrance on the Equity or, other than Permitted Encumbrances, any material asset of the Company or any Company Subsidiary;

(v) enter into any Contract with any Affiliate of the Company or the Company Subsidiaries, or amend or modify any existing Contract with any Affiliate of the Company; provided, however, Seller may take any and all actions necessary or appropriate to comply with the provisions of Section 5.13 and 5.15; provided further that, for the avoidance of doubt, nothing in this Section 5.1(b) shall prohibit an adjustment to the “subsequent retention payment” amount contained in any Retention Agreement to reflect any appreciation in stock price of Seller Parent, or the Company Subsidiaries;

(vi) subject to Section 5.2(e), enter into or materially amend or modify, renew or terminate any Collective Bargaining Agreement or any Company Plan;

(vii) sell, lease, transfer or otherwise dispose of any material property or assets of the Company or a Company Subsidiary other than distributions of cash to Seller or any of its Affiliates;

(viii) cancel, compromise or settle any material claim, or intentionally waive or release any material rights, of the Company or a Company Subsidiary in a manner that would, in the reasonable judgment of Seller, materially adversely affect the Business after the Closing;

(ix) enter into or modify any employment Contract providing for base salary compensation in excess of $250,000 per annum;

(x) make any changes to its accounting principles or practices, other than as may be required by Law, GAAP (or interpretations of GAAP) or any other applicable accounting principles or regulations (or interpretations thereof);

(xi) acquire (including by merger, consolidation or acquisition of stock or assets), or, other than with respect to short-term investments in cash or cash equivalents, make any equity investment in, any Person or any assets, loans or debt securities thereof;

(xii) make any capital expenditures in excess of $1,000,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Company’s current budget;

(xiii) except pursuant to any Company Contract, (A) make any loan to, or, enter into any other transaction with, any of its directors, officers or employees or any other Person (other than trade payables in the ordinary course of business consistent with past practice) or (B) make any loan to, or, enter into any other transaction with, Seller Parent or any of its Affiliates;

(xiv) engage in any new line of business, or terminate any existing line of business that is, in either case, material to the Company and the Company Subsidiaries;

(xv) adopt any plan of or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(xvi) materially increase the wages, salary, bonus or other compensation, remuneration or benefits of the Transferred Employees taken as a whole or increase benefits to the Transferred Employees taken as a whole under any Employee Benefit Plan;

(xvii) other than in the ordinary course of business or as set forth in Section 3.13(b)(xvii) of the Company Disclosure Letter, modify, amend, terminate or allow to lapse any Company Contract, or enter into any Contract that, if entered into prior to the date hereof, would be required to be included in Section 3.13 of the Company Disclosure Letter;

(xviii) amend in a manner materially detrimental to the Company or any of the Company Subsidiaries, terminate or permit to lapse any material Permit required by Law for the conduct of the Business;

(xix) terminate or amend in a manner materially detrimental to the Company or any of the Company Subsidiaries any material insurance policy insuring the Business; and

(xx) agree to take any of the actions prohibited by the foregoing clauses (i) through (xix).

(c) Other than the right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement shall give to Buyer, directly or indirectly, any right to control or direct the operation of the Business prior to the Closing. Subject to the foregoing sentence and consistent with the terms of this Agreement, prior to the Closing, Seller, the Company, the Company Subsidiaries and their respective Affiliates shall exercise complete control and supervision of the operation of the Business.

Section 5.2 Employment Matters.

(a) Buyer shall provide each Transferred Employee who remains employed by the Company or a Company Subsidiary with (i) base salary and wages substantially comparable to base salary and wages being provided to such Transferred Employee immediately prior to the Closing Date and (ii) employee benefits that are substantially comparable to the employee benefits provided to similarly-situated employees of Buyer and Buyer’s Subsidiaries employed in similar geographic regions.

(b) Buyer shall, or shall cause the Company and its Subsidiaries and Affiliates to, provide to each Transferred Employee who remains employed by the Company or a Company Subsidiary full credit for such Transferred Employee’s service with Seller, the Company, a Company Subsidiary or any of their respective Affiliates prior to the Closing for purposes of eligibility and vesting under any benefit plan (except with respect to equity compensation plans and programs) in which such Transferred Employee participates on or following the Closing to the same extent recognized by Seller, the Company, any Company Subsidiary or any of their respective Affiliates immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Buyer shall, or shall cause the Company, a Company Subsidiary or an Affiliate of Buyer, the Company or a Company Subsidiary to use commercially reasonable efforts to: (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Buyer, the Company, any Company Subsidiary or any their respective Affiliates but only to the extent such limitations were waived under a similar benefit plan of the Company, a Company Subsidiary or Seller or any of their respective Affiliates and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such employee under any benefit plan of the Company, any Company Subsidiary, Seller or any of their respective Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Buyer, the Company, any Company Subsidiary or any Affiliate of Buyer, the Company or any Company Subsidiary for such year. Buyer shall recognize and credit, and cause the Company or a Company Subsidiary to recognize and credit, the vacation days and paid time off accrued by such Transferred Employees prior to the Closing but only to the extent such accruals are included in the Financial Statements or disclosed in the statement delivered to Buyer in accordance with the immediately following sentence. On or prior to the third (3rd) Business Day preceding the Closing Date, Seller shall deliver to Buyer a statement showing the unpaid vacation, paid time off, sick leave and other paid leave of the Transferred Employees.

(c) Effective as of the Closing Date, each Transferred Employee shall cease participation in any Employee Benefit Plan that is not a Company Plan. Buyer shall, or shall cause the Company, a Company Subsidiary or any of their respective Affiliates to honor in accordance with their terms, all Company Plans.

(d) From and after the Closing, none of Buyer, the Company, any Company Subsidiary or any of their Affiliates shall have any material liability with respect to any Employee Benefit Plan, other than the Company Plans. Before the Closing, Seller shall, or shall cause one of its Affiliates to, transfer sponsorship of and all liabilities with respect to the Morningstar Foods, Inc. Postretirement Medical Plan to Seller or one of its Affiliates (other than the Company or any of the Company Subsidiaries) and, effective as of the Closing, none of the Company, any Company Subsidiary, Buyer or any of Buyer’s Affiliates shall have any liability with respect thereto.

(e) Seller and Buyer acknowledge and agree that all provisions contained in this Section 5.2 with respect to Transferred Employees are included for the sole benefit of Seller and Buyer and that nothing in this Agreement, whether express or implied, shall (i) create any third party beneficiary or other rights in any other Person, including any current or former employees of Seller, the Company, a Company Subsidiary or Buyer or their respective Affiliates, any participant in any Employee Benefit Plan or benefit plan of Buyer, or any dependent or beneficiary thereof, (ii) require Seller, the Company, a Company Subsidiary or Buyer or any of their respective Affiliates to continue any such plan or prevent or require or constitute the amendment, modification or termination thereof or (iii) require Buyer, the Company or a Company Subsidiary to continue to employ any Transferred Employee for any period of time.

(f) To the extent that the terms of any Collective Bargaining Agreement provide requirements or benefits that differ from those set forth in this Section 5.2, such terms shall govern in lieu of this Section 5.2. In cases where benefit plans or benefit coverages provided to Transferred Employees covered by Collective Bargaining Agreements are maintained under Company Plans that are sponsored or maintained by Seller, prior to the Closing, Buyer will enter into written agreements with any labor unions representing such Transferred Employees to substitute the benefit plans or benefit coverages provided by Seller under such Collective Bargaining Agreements with benefit plans or coverages of Buyer and that otherwise comply with the applicable Collective Bargaining Agreement.

(g) Seller will transfer the employment of the New Business Transferred Employees who are not employed by the Company or any Company Subsidiary as of the date hereof to be employed by the Company or a Company Subsidiary, effective immediately prior to the Closing.

(h) Prior to the Closing, without cost, expense or other liability to Buyer, the Company or any Company Subsidiary, Seller shall transfer the employment of the Rockford Employees and any liability associated with such individuals from the Company or the applicable Company Subsidiary to Seller or one or more of its other Affiliates, effective prior to the Closing, and none of Buyer, the Company or any Company Subsidiary shall have any liability following the Closing with respect to any Rockford Employees or any former employees of the Company or any Company Subsidiary who were employed by the Company or the applicable Company Subsidiary at Seller’s Rockford facility, except to the extent that Buyer may employ such individuals at any point following the Closing.

(i) In the event the Company or any Company Subsidiary has not paid the entire amount deducted from the Initial Purchase Price pursuant to Section 2.3(b) which are defined in (ii) of the definition of Transaction Expenses within nine (9) months after the Closing Date, Buyer shall promptly pay, or cause to be paid, such residual amount to Seller.

Section 5.3 Labor Matters. Notwithstanding anything in this Agreement to the contrary, Buyer shall, and shall cause the Company and the Company Subsidiaries to, honor the terms of all collective bargaining or similar agreements by which the Company or the Company Subsidiaries are bound which are in effect as of the Closing Date. Prior to the Closing Date and subject to Section 5.1(b)(vi), Seller shall cause the Company and the Company Subsidiaries to timely provide any notice of the transactions contemplated by this Agreement to labor organizations representing Transferred Employees and engage in bargaining with respect to the effects of the transactions that may be required under any labor Laws or Collective Bargaining Agreements.

Section 5.4 Publicity. Buyer and Seller agree to cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement or the Ancillary

Agreements and agree that no public release of this Agreement or any Ancillary Agreement or public release or announcement concerning the terms of the transactions contemplated hereby or thereby will be made or issued by any party without the prior consent of Buyer and Seller, as applicable, except, in each case, as such disclosure, release or announcement may be required, based upon the reasonable advice of counsel, by Law (including applicable securities laws) or the rules and regulations of any stock exchange upon which the securities of Seller or Buyer, or their respective direct or indirect parent entity, are listed (including the listing rules of the New York Stock Exchange and the Toronto Stock Exchange), or the requirements of any self-regulatory body, in which case the party required to make the disclosure, release or announcement shall, if practically possible, allow the other parties reasonable time to comment on such disclosure, release or announcement in advance of such issuance.

Section 5.5 Confidentiality.

(a) Buyer and its Representatives (as such term is defined in that certain letter agreement, dated August 30, 2012 (as may be amended, the “Confidentiality Agreement”), by and between Buyer Parent and Seller Parent), on the one hand, and Seller and its Representatives, on the other hand, shall treat all nonpublic information of the other party obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement (and the terms of the Confidentiality Agreement incorporated herein) shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years following the Closing, Buyer and Seller shall, and shall cause their respective Affiliates (including, with respect to Buyer, the Company and the Company Subsidiaries) to, subject to Section 5.5(c), keep confidential and not use for any purpose all nonpublic information regarding the other party or the other party’s Affiliates (other than, with respect to Buyer, the Company and the Company Subsidiaries) of which such party (or its Affiliates) became aware in connection with the transaction contemplated hereby.

(c) If Buyer or any of its Affiliates, on the one hand, or Seller and its Affiliates, on the other hand, are requested or required to disclose any of the other party’s nonpublic information pursuant to Law (including applicable securities laws) or the rules and regulations of any stock exchange upon which the securities of Seller or Buyer, or their respective direct or indirect parent entity, are listed (including the listing rules of the New York Stock Exchange and the Toronto Stock Exchange), or the requirements of any self-regulatory body, such party shall, to the extent permitted by such Law, rules, regulations or requirements, and to the extent practically possible, provide the other party with prompt written notice of any such request or requirement so that such other party may seek an appropriate protective order or other appropriate remedy or waive compliance with Section 5.5(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, such party or any of its Affiliates is nonetheless compelled to make such disclosure, such party or its Affiliates, as the case may be, may, without liability hereunder, disclose only that portion of such other party’s nonpublic information which such party or its Affiliates is required to disclose under any such Law, rule, regulation or requirement.

Section 5.6 Access to Information. Subject to Section 5.5 hereof and applicable Law, prior to the earlier of Closing or termination of this Agreement pursuant to ARTICLE VII, upon reasonable prior notice, Seller shall afford Buyer’s Representatives reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries (including the Owned Real Property and Leased Real Property) and their books, records, Tax Returns and Tax-related work papers, and shall furnish Buyer, at Buyer’s expense, with such existing financial, operating and other data and information with respect to the Business, as Buyer may reasonably request. In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Company or the Company Subsidiaries prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and its agents and Representatives with officers, employees or agents of the Company or the Company Subsidiaries hereunder shall be arranged and supervised by Seller, unless Seller otherwise expressly consents in writing with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Company and the Company Subsidiaries) shall be required to disclose or otherwise provide access to Buyer or any agent or Representative thereof any (A) information if doing so (1) could reasonably be expected to violate any Contract or Law to which Seller or any of its Affiliates (including the Company and the Company Subsidiaries) is a party or is subject, (2) it believes in good faith could reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (3) would result in the disclosure of any competitively sensitive information of Seller or of any of its Affiliates unrelated to the Business and (B) consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers, except, in each case, for materials that relate solely to the Company or any Company Subsidiary. Notwithstanding the foregoing, Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigation on or about any portion of the Owned Real Property or the Leased Real Property without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). It is further agreed that, subject to Section 5.15(f), prior to the Closing, Buyer shall not (and shall cause its Representatives not to) contact any of the employees, customers, distributors, vendors or suppliers of Seller or its Affiliates (including the Company and the Company Subsidiaries) in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.7 Post-Closing Access.

(a) Neither Seller nor its Affiliates, on the one hand, nor Buyer nor its Affiliates, on the other hand, shall destroy or otherwise dispose of any books or records or any information relating to the accounting, Tax, regulatory, business or financial affairs of the Company, the Company Subsidiaries or any of their Subsidiaries, or any of their respective Affiliates, as the case may be, which information relates to the Business prior to the Closing, prior to the seventh (7th) anniversary of the Closing Date without first providing the other party reasonable advance notice with respect to such destruction or other disposition and a reasonable opportunity to take possession of such books, records and information. Notwithstanding the foregoing, neither such party shall be permitted to review or take possession of books, records or information that (1) could reasonably be expected to violate any Contract or Law to which Seller or Buyer and their respective Affiliates, as applicable, is a party or is subject, (2) the other party believes in good faith could reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (3) would result in the disclosure of any competitively sensitive information of Seller or Buyer and their respective Affiliates, as applicable.

(b) Following the Closing, for so long as such information is retained by Buyer in accordance with Section 5.7(a), Buyer, the Company and the Company Subsidiaries shall permit Seller and its authorized Representatives to have reasonable access during normal business hours, upon reasonable prior notice to Buyer, the Company or a Company Subsidiary, as applicable, to the information described in Section 5.7(a) to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return, accounting records or with respect to any Tax Claim or similar proceedings, (ii) any Action relating to Seller, the Company, a Company Subsidiary or any of their Subsidiaries or the Business, (iii) any Governmental Filing or matter (including investigations by Governmental Entities), (iv) the performance of Seller’s obligations pursuant to Section 5.10 and Section 5.18 or (v) any other valid legal or business purpose provided, however, that in no event shall either party have access or duplication rights with respect to any (1) information if doing so (A) could reasonably be expected to violate any Contract or Law to which Seller or Buyer and their respective Affiliates, as applicable, is a party or is subject, (B) the other party believes in good faith could reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (C) would result in the disclosure of any competitively sensitive information of Seller or Buyer and their respective Affiliates, as applicable or (2) any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates or any Tax-related work papers, except, in each case, for such Tax Returns and Tax-related work papers that relate solely to the Company or any Company Subsidiary.

(c) Following the Closing, for so long as such information is retained by Seller in accordance with Section 5.7(a), Seller shall permit Buyer and its authorized Representatives to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to Seller, to the information described in Section 5.7(a) to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return, accounting records or with any Tax Claim or similar proceedings, (ii) any Action relating to the Company, a Company Subsidiary or any of their Subsidiaries or the Business, (iii) any Governmental Filing or matter (including investigations by Governmental Entities) or (iv) any other valid legal or business purpose; provided, however, that in no event shall Buyer have access or duplication rights with respect to any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers, except, in each case, for such Tax Returns and Tax-related work papers that relate solely to the Company or any Company Subsidiary; provided, further, that, to the extent additional information concerning the Taxes of the Company or any of the Company Subsidiaries is required in order for Buyer, the Company or any of the Company Subsidiaries to comply with a request for information from a Tax authority during the course of a Tax Claim, Seller shall cooperate in good faith to provide Buyer with such information relating solely to the Taxes of the Company or the Company Subsidiaries (including a pro-forma tax return which includes only the Company and the Company Subsidiaries) that complies with such request for information.

Section 5.8 Appropriate Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their applicable Affiliates to) use its respective commercially reasonable efforts promptly to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements in the most expeditious manner practicable, and in any event, no later than the Outside Date; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, Permits or orders required to be obtained by Seller, the Company, the Company Subsidiaries or Buyer or any of their Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including updating, transferring, replacing, cancelling or obtaining (A) the Permits set forth in Section 3.15 of the Company Disclosure Letter and (B) applicable registrations with the Food and Drug Administration) in the most expeditious manner practicable, and in any event no later than the Outside Date; (iii) make all Governmental Filings (in each case, promptly after the date of this Agreement) which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated hereby and thereby, required under (A) the HSR Act (such Governmental Filing shall be made no later than two (2) Business Days after the date of this Agreement) and no such filing shall be withdrawn without the other party’s written consent and (B) any other applicable Law; (iv) furnish all information reasonably required for any Governmental Filings to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) act in good faith and reasonably cooperate with the other party in connection with any Governmental Filings (including, to provide counsel for the other party with copies of all Governmental Filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to, or received from, a Governmental Entity relating to the transactions contemplated hereby and, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party; provided, that copies of filings and other information may be redacted or withheld (A) to the extent that they concern the sale of the Business and all activities in connection therewith, the valuation of the Business or matters other than the Business or the transactions contemplated by this Agreement and (B) as necessary to comply with contractual arrangements); (vi) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement and the Ancillary Agreements; (vii) provide the other party with prior written notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such Governmental Filings; (viii) consult and cooperate with each other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings relating to or arising out of such Governmental Filings; (ix) not participate independently in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such Governmental Filings or any investigations or other inquiries relating thereto without giving the other party prior written notice of the meeting or conversation (to the extent practicable) and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate; and (x) execute and deliver any additional instruments or agreements reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in the most expeditious manner practicable, and in any event no later than the Outside Date. Neither party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the request of any Governmental Entity without the written consent of the other party to this Agreement.

(b) Notwithstanding Section 5.8(a), nothing in this Agreement shall require Buyer to propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Buyer or its Subsidiaries or the Company or the Company Subsidiaries or otherwise take or commit to take any action that limits Buyer’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of Buyer or its Subsidiaries or the Company or the Company Subsidiaries.

(c) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the date that is the fourth (4th) Business Day following the expiration or early termination of the waiting period under the HSR Act, except as required by this Agreement, Buyer and its Affiliates shall not, without the prior written consent of Seller, enter into any transaction or permit any transaction to be entered into, that could reasonably be expected to prevent, prohibit or materially delay, hinder or impede the prompt satisfaction of the conditions to Closing or Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the date that is the fourth (4th) Business Day following the expiration or early termination of the waiting period under the HSR Act, none of Buyer, its subsidiaries, or their respective Affiliates shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining (or delaying the obtaining of) any authorizations, consents, orders, declarations or approvals of any Governmental Entity, or obtaining (or delaying the obtaining of) the expiration or termination of any waiting period under any applicable Law, in each case, necessary to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable, and in any event no later than the tenth (10th) Business Day prior to the Outside Date; or (ii) increase the risk of any Governmental Entity entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove (or delaying the removal of) any such order on appeal or otherwise.

Section 5.9 Compliance with WARN Act and Similar Statutes. Seller agrees to provide or cause to be provided any required notice under the WARN Act, and any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Transferred Employees and occurring on or before the Closing Date. Seller agrees to indemnify Buyer and defend and hold Buyer harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, reasonable attorneys’ fees and other costs of defense) under the WARN Act or under any similar applicable Law with respect to plant closings, layoffs or relocations or the like or with respect to any obligation to provide notice, payment, or any other benefit as a result of any mass layoff or plant closing on or before the Closing Date. Buyer agrees to provide or cause to be provided any required notice under the WARN Act, and any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any plant closing or mass layoff or similar event affecting Transferred Employees and occurring after the Closing Date. Buyer agrees to indemnify Seller and defend and hold Seller harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, reasonable attorneys’ fees and other costs of defense) under the WARN Act or under any similar applicable Law with respect to plant closings, layoffs or relocations or the like or with respect to any obligation to provide notice, payment, or any other benefit as a result of or arising out of any mass layoff or plant closing occurring after the Closing Date.

Section 5.10 Delivery of Financial Statements. As soon as reasonably practicable, but no later than March 1, 2013, Seller shall, at Buyer’s sole cost and expense, deliver to Buyer the audited combined balance sheet of the Combined Business as of the earlier of (x) the Closing and (y) December 31, 2012 and the related statements of income and cash flow for the year then ended, in each case, (a) prepared by the same accounting firm that prepared the Financial Statement (b) prepared in accordance with GAAP and (c) otherwise prepared using the same accounting methods, policies, principles, practices and procedures as were used in the preparation of the Financial Statements.

Section 5.11 Notice; Supplemental Disclosures.

(a) From time to time prior to the Closing Date, Seller promptly shall notify Buyer if, to the Knowledge of Seller (without the obligation of reasonable inquiry), any fact, condition, matter or occurrence exists that (i) makes the satisfaction of the conditions to Buyer’s obligation to close in Section 6.2(a) or Section 6.2(b) impossible or unlikely or (ii) causes any of the representations or warranties contained in ARTICLE III to be untrue or inaccurate (each, a “Disclosure Letter Update”); provided that Seller’s breach of this covenant shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in ARTICLE VI or give rise to a right of termination under ARTICLE VII or give rise to any Buyer indemnification rights pursuant to ARTICLE IX.

(b) If a Disclosure Letter Update discloses any fact, condition, matter or occurrence that (i) causes any of the representations or warranties contained in ARTICLE III to be untrue or inaccurate such that the condition set forth in Section 6.2(a) cannot be, or is unlikely to be, satisfied and (ii) arose only after the date hereof, then (y) Seller shall, in such Disclosure Letter Update, acknowledge in good faith that such fact, condition, matter or occurrence causes one or more of the representations and warranties contained in ARTICLE III to be untrue or inaccurate such that the condition set forth in Section 6.2(a) cannot be, or is unlikely to be, satisfied and (z) Buyer may, by giving written notice to Seller within ten (10) days after receipt by Buyer of such Disclosure Letter Update, elect to terminate this Agreement pursuant to Section 7.1(d) hereof, in which case such right to terminate shall be Buyer’s sole remedy with respect hereto with respect to the untruth or inaccuracy of the representations or warranties specifically set forth in such Disclosure Letter Update by reason of the fact, condition, matter or occurrence specifically described in such Disclosure Letter Update. If Buyer does not exercise its right to terminate this Agreement as provided in the immediately preceding sentence within such ten (10) day period, then for purposes of ARTICLE IX the delivery of such Disclosure Letter Update will be deemed to have cured the specific untruth or inaccuracy of the representations and warranties set forth in such Disclosure Letter Update by reason of the fact, condition, matter or occurrence described therein and, from and after the Closing Date, Buyer will not have any claim for indemnification with respect to such untruth or inaccuracy identified in such Disclosure Letter Update on account of the fact, condition, matter or occurrence described therein. Except as expressly provided in the immediately preceding sentence of this Section 5.11(b), no Disclosure Letter Update will be deemed to have cured any breach of any representation, warranty or covenant herein contained and Buyer will have the right hereunder to make a claim for indemnification for the facts, conditions, matters or occurrence described in any Disclosure Letter Update (subject to the terms and conditions set forth in ARTICLE VIII and ARTICLE IX).

Section 5.12 Seller Guaranties. With respect to each Seller Guaranty (as defined below), Buyer shall use, and from and after the Closing shall cause the Company or a Company Subsidiary, as applicable, to use, commercially reasonable efforts (which shall include offering replacement guarantees substantially similar to those provided by Seller or its applicable Affiliate) to provide replacement guaranties for the benefit of the beneficiary thereof, or make other arrangements suitable to the beneficiary thereof, in either case, to obtain the release, effective as of the Closing, of Seller and its Affiliates (other than the Company and the Company Subsidiaries) from their respective obligations to the beneficiary of such Seller Guaranty, provided that, if notwithstanding Buyer’s commercially reasonable efforts, Buyer is unable to obtain such release, Buyer shall indemnify, and shall cause the Company to indemnify, Seller Indemnified Parties pursuant to ARTICLE IX with respect to any Loss to the extent arising from any obligations of the Company or any Company Subsidiary secured by such Seller Guaranty arising from and after the Closing. “Seller Guaranty” means each guaranty issued by Seller or any of its Affiliates (other than the Company and the Company Subsidiaries and other than as set forth in Section 10.16 herein) or on any of their behalf and any keepwell, net worth maintenance agreement, letter of credit, reimbursement obligation or letter of comfort imposing any obligations on Seller or its Affiliates (other than the Company and the Company Subsidiaries) in connection with the Business, in each case, that is set forth in Section 5.12 of the Company Disclosure Letter. As a result, neither Seller nor any of its Affiliates (other than the Company and the Company Subsidiaries) shall from and after the Closing have any obligation whatsoever arising from or in connection with the Seller Guaranties except for obligations, if any, for which the Seller Indemnified Parties will be fully indemnified by Buyer.

Section 5.13 Certain Intercompany Agreements.

(a) Seller shall take (or shall cause one or more of its Affiliates to take) such action as is necessary or advisable to settle, and shall cause to be settled, all balances relating to the period ending on or before the Closing Date (except for amounts that constitute trade payables and receivables for product supplied or services rendered in the ordinary course of business and except as set forth in Section 5.13(a) of the Company Disclosure Letter) between the Company or a Company Subsidiary, on the one hand, and Seller or its Affiliates (other than the Company or a Company Subsidiary), on the other hand (the “Pre-Closing Intercompany Balances”). Seller shall and shall cause its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, to, and Buyer shall, and shall cause the Company, the Company Subsidiaries and their Affiliates, on the other hand, to, fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, losses, liabilities or other rights arising (i) with respect to any Pre-Closing Intercompany Balances or (ii) under any other accounts between the Company or a Company Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the other hand.

(b) Seller Parent shall, and shall cause its controlled Affiliates (other than The WhiteWave Foods Company and its Subsidiaries) to, effective upon the Closing and without cost to Buyer, the Company or any Company Subsidiary, enter into each of the contracts attached hereto as Schedule 6.2(g)(i), (ii), (iii) and (iv), each in substantially thesame form as attached hereto, executed by each of the parties thereto.

Section 5.14 Insurance. Except for coverage under Occurrence-Based Policies for periods prior to the Closing Date, Buyer acknowledges that all insurance coverage for the Business under the policies of Seller Parent terminate as a result of the Closing, on the date of the Closing. To the extent that the Company or the Company Subsidiaries has coverage under existing or prior insurance policies of Seller or its Affiliates for claims, losses, suits or any other matters covered under such insurance policies, Buyer acknowledges that, with respect to such coverage, Buyer shall pay all policy-related costs, expenses, retentions, deductibles, collateral requirements, audit premiums and loss funding of such coverage, if any are required. Seller agrees, at Buyer’s sole cost and expense, to use its commercially reasonable efforts to cooperate with Buyer in the pursuit, following the Closing, of any such insurance coverage, to provide copies of any and all such policies promptly upon request of Buyer, to reasonably assist, at Buyer’s sole cost and expense, in the giving of notice with respect to any claim asserted under any such policy, to provide information reasonably related to any such claim and not to hinder or oppose Buyer in the pursuit of any coverage thereunder. Upon request of Buyer, Seller shall cooperate in good faith and provide reasonable assistance, at Buyer’s cost, to assist Buyer in its transition of insurance coverage with respect to the Business. Notwithstanding the foregoing, nothing in this Section 5.14 shall require Seller or its Affiliates to take any action that (1) could reasonably be expected to violate any Contract or Law to which Seller or its Affiliates is a party or is subject, (2) Seller believes in good faith could reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (3) would result in the disclosure of any competitively sensitive information of Seller or its Affiliates.

Section 5.15 Internal Restructurings; Shared Contracts.

(a) Seller shall transfer, or cause to be transferred, effective as of or prior to the Closing Date the interests in Morningstar Receivables GP, LLC and Morningstar Receivables, L.P. such that neither Morningstar Receivables GP, LLC nor Morningstar Receivables, L.P. shall be a subsidiary of the Company or any Company Subsidiary. Seller acknowledges that none of Buyer, its Affiliates, the Company or the Company Subsidiaries shall have any liability pursuant the prior ownership or transfer of the interests in Morningstar Receivables GP, LLC and Morningstar Receivables, L.P.

(b) Prior to the Closing, Seller Parent and Buyer will, and will cause their respective controlled Affiliates (other than, in the case of Seller, The WhiteWave Foods Company and its Subsidiaries) to use commercially reasonable efforts to cause the Shared Contracts set forth in Section 5.15(b) of the Company Disclosure Letter to be replaced prior to the Closing with separate Contracts (the “Replacement Contracts”) that apportion the rights and obligations thereunder to each such party thereto on substantially similar terms to, and in proportion to each such party’s rights and obligations under such Shared Contract as of the date hereof.

(c) To the extent not completed prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, will use commercially reasonable efforts to effect the separation of the Shared Contracts following the Closing.

(d) If Seller becomes aware of any Shared Contract that is not scheduled in Section 5.15(b) of the Company Disclosure Letter, it will provide written notice of such Contract to Buyer and Seller and Buyer will use commercially reasonable efforts to effect the separation of each such Shared Contracts following the Closing in the manner set forth herein.

(e) If the parties are not able to effect the separation of a Shared Contract prior to the Closing, then, only with respect to the Shared Contracts that are procurement Contracts (the “Shared Procurement Contracts”), until any such Shared Procurement Contract is separated or the expiration of the term of such Contract, whichever is earlier, to the extent reasonably practicable and not prohibited under applicable Law or under the terms of such Shared Procurement Contract, (i) Buyer shall, or shall cause the Company or one or more Company Subsidiaries to, assume and perform the obligations under such Shared Procurement Contract relating to the Business (and shall promptly reimburse Seller for any expenses relating thereto incurred by Seller or its Affiliates) and (ii) Seller shall, and shall cause its controlled Affiliates (other than The WhiteWave Foods Company and its Subsidiaries) to, provide the benefits of such Shared Procurement Contract to the Company and the Company Subsidiaries (to the extent provided to the Company and the Company Subsidiaries prior to the Closing). With respect to aggregate liabilities pursuant to, under or relating to a given Shared Procurement Contract, such liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract, be allocated from time to time between Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company and the Company Subsidiaries, on the other hand, based on the relative proportions of total benefits received (to the extent the liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Shared Procurement Contract, measured up to the date of the allocation, without duplication) by Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, or the Company and the Company Subsidiaries, on the other hand, under the relevant Shared Procurement Contract. Notwithstanding the foregoing, (x) each party shall be entitled to a portion of any rebates earned under any Shared Procurement Contract equal to such party’s portion of the products or services purchased thereunder and (y) each party shall be solely responsible for any and all liabilities to the extent arising out of or relating to such party’s breach of any such Shared Procurement Contract.

(f) Prior to the Closing (a) Buyer and Seller shall cooperate in communicating with the employees, customers, distributors, vendors, brokers, suppliers and licensors of the Business concerning the transactions contemplated by this Agreement, including Buyer’s intentions concerning the operation of the Business following the Closing and (b) Buyer and its Representatives and advisors shall contact or communicate with the employees, customers, distributors, vendors, brokers, suppliers and licensors of the Business in connection with the transactions contemplated by this Agreement only with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, but which may be conditioned upon a designee of Seller being present at any meeting, conference or other communication.

Section 5.16 Special Financial Statements.

(a) Upon request of Buyer, Seller shall, at Buyer’s sole cost and expense, use its commercially reasonable efforts to prepare, or, prior to the Closing, cause the Company to prepare, and, as promptly as practicable but in any event no later than sixty (60) days after the Closing Date provide Buyer with audited financial statements prepared on a carve-out basis of the business to be acquired, including (i) a balance sheet as of the earlier of (x) the Closing and (y) December 31, 2012, or, at Buyer’s option, September 30, 2012, (ii) a statement of operations, a statement of comprehensive income, a statement of invested equity and a statement of cash flows for the fiscal year ended December 31, 2012 and (iii) notes to the financial statements referred to in (i) and (ii), together with the comparative financial statements for the prior financial year, in each case, (A) prepared by the same accounting firm that prepared the Financial Statements, (B) prepared in accordance with GAAP and (C) otherwise prepared using the same accounting methods, policies, principles, practices and procedures as were used in the preparation of the Financial Statements (the “Special Financial Statements”). Seller (y) shall cooperate with and consult with Buyer in connection with the preparation of the Special Financial Statements and (z) shall, subject to Section 5.6 provide Buyer and its Representatives with reasonable access to the personnel of Seller, the Company and their respective Affiliates who engage in the preparation of the Special Financial Statements. Seller consents to the use by Buyer of such financial statements and upon request of Buyer shall seek the consent of such auditor to the use of its report thereon in any public disclosure documents (including any offering documents) filed by Buyer with any securities regulator (including any stock exchange) pursuant to a requirement thereof.

(b) Without limiting Section 5.16(a), to the extent any information is required by any securities regulator (including any stock exchange) in connection with the filing by Buyer of public disclosure documents (including any offering documents), including the preparation of pro forma financial statements reflecting the acquisition of the Equity, from the date of this Agreement and continuing for a period of two (2) years from the Closing Date, Seller will or will cause its Affiliates to use commercially reasonable efforts, at Buyer’s expense and subject to reasonable confidentiality arrangements being provided by Buyer, provide Buyer and its authorized Representatives (including its auditors) reasonable access to any available financial information in the possession of Seller or its Affiliates relating to the business to be acquired and reasonable access to personnel and representatives (including legal counsel, consultants and accountants) during normal business hours (the “Securities Financial Information”). Subject to Section 5.6 Seller will use commercially reasonable efforts to provide access to the Securities Financial Information sufficient to allow Buyer and its authorized Representatives (including its auditors) to prepare any such financial statements; provided, however, that Seller shall not be required to create or generate or obtain from any third party any report, summary or other document in order to comply with this Section 5.16(b).

Section 5.17 Connecticut Property Transfer Law.

(a) Prior to the Closing.

(i) Seller shall or shall cause the Company to retain a LEP. The LEP shall prepare an Environmental Conditions Assessment Form (as such term is defined by the Transfer Law) and shall determine, in compliance with the Transfer Law, whether a Form I, Form II, Form III or Form IV (as such terms are defined by the Transfer Law) shall be prepared in connection with the transactions contemplated by this Agreement. Seller shall pay for the costs and expenses of the LEP in connection with the preparation of the Environmental Conditions Assessment Form, Form I, II, III or IV, or any other documentation required by the Transfer Law prior to the Closing.

(ii) If the LEP determines that a Form I or Form II is appropriate, Seller shall or shall cause the Company to certify the Form I or II. Seller shall provide a copy of the Environmental Conditions Assessment Form, the Form I or Form II, and any other required documentation to Buyer on or prior to the Closing Date.

(iii) If the LEP determines that a Form III or Form IV is appropriate, Buyer shall, prior to the Closing Date, certify the Form III or Form IV. Alternatively, Seller, at the request of Buyer, shall cause the Company to certify the Form III or Form IV. Seller shall provide a copy of the Environmental Conditions Assessment Form, the Form III or Form IV (certified by Buyer or the Company) and any other required documentation to Buyer on or prior to the Closing Date.

(b) After the Closing.

(i) Except as set forth in Section 5.17(b)(ii), Buyer and the Company shall be responsible for compliance with the Transfer Law after the Closing, including, in the event that a Form III or Form IV has been filed, submission of such Forms and associated documentation to the CDEEP and completion of all investigation, remediation, monitoring and post-remedial work in accordance with applicable Connecticut statutes and regulations. Except as set forth in Section 5.17(b)(ii), Buyer and the Company shall be responsible for the payment to the LEP, the CDEEP and any other applicable party all costs, expenses and fees associated with compliance with the Transfer Law, including fees required to be submitted to the CDEEP and the costs and expenses incurred in connection with the investigation, remediation, monitoring and post-remedial work at the Connecticut Facility.

(ii) If a Form I or Form II has been certified, Seller shall submit the Environmental Conditions Assessment Form, the Form I or Form II and any other required documentation to the CDEEP no later than ten (10) days after the Closing. Seller shall submit the fees required with this filing to the CDEEP and Buyer or the Company shall reimburse Seller for said fees within twenty (20) days after the Closing.

(iii) If the CDEEP determines that any Form or submission is incomplete, including a Form I or Form II, Buyer and the Company shall be responsible for correcting any deficiencies in such Form. If the CDEEP determines that the parties should have filed a Form III or Form IV rather than a Form I or Form II, Buyer and the Company shall be responsible for submitting the correct Form and undertaking any further work, including any investigation, remediation, monitoring and post-remedial work, required as a result of such amended submission.

(iv) Buyer and the Company may in their sole discretion retain the LEP hired by Seller or the Company prior to the Closing or hire a new LEP. If Buyer or the Company determines to hire or retain the LEP selected by Seller or the Company and Seller was the counterparty or a guarantor of the agreement with the LEP, Buyer or the Company shall enter into a new agreement with the LEP for any work to be conducted after the Closing as to which Seller shall be neither a counterparty or guarantor.

Section 5.18 Non-Disturbance Agreement. Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain a executed non-disturbance agreement from the lessor pursuant to the lease set forth on Schedule 5.18 and such lessor’s lender, providing that if such lender forecloses on its interest in such Leased Real Property, such lease will be recognized and the Company or the Company Subsidiary’s possession thereof will not be disturbed.

Section 5.19 Real Estate Matters.

(a) As soon as reasonably practicable after the date hereof, Seller shall deliver, or cause to be delivered, to Buyer, (i) the Updated Surveys, (ii) the Updated Title Commitments and (iii) all reasonable underlying documents for the exceptions and Encumbrances disclosed in the Updated Title Commitments.

(b) Seller shall deliver, or cause to be delivered, to Buyer an ALTA owner’s title policy for each of the Owned Real Properties set forth on Schedule 5.19(b), issued by a reputable title company based on the Updated Title Commitments. Seller and Buyer shall cooperate as reasonably necessary to effectuate the issuance of the title policies, including the delivery of any documents from either party which may be reasonably required to effect the issuance of such policies.

(c) As soon as reasonably practicable after the date hereof, Seller shall use, and shall cause the Company to use, commercially reasonable efforts to obtain from each lessor under each Lease set forth on Schedule 5.19(c) an executed estoppel certificate.

(d) Any fees or other costs incurred by the Company, the Company Subsidiaries or the parties hereto in connection with obtaining the documents contemplated by this Section 5.19 shall be borne equally between Buyer and Seller.

Section 5.20 Third Party Contract. From and after the date hereof, Seller shall negotiate in good faith such that the Contract to be obtained pursuant to Section 6.2(f) reflects the changes set forth in Schedule 5.20; provided that Seller’s failure to obtain any or all of such changes shall not constitute a breach of this covenant (so long as Seller has negotiated in good faith in accordance herewith) and shall not constitute a failure to satisfy the condition set forth in Section 6.2(f).

Section 5.21 Interim Financial Statements. As soon as practicable after the date hereof, Seller shall deliver to Buyer an updated version of the Balance Sheet and the related statements of income and cash flow for the nine month period then ended, in each case, prepared in accordance with GAAP (the “Updated Interim Financial Statements”). The Updated Interim Financial Statements shall be the same as the corresponding period financial statements described in Section 5.7(a) in all material respects; provided that the Updated Interim Financial statements will include customary footnotes and the Deloitte & Touche LLP review report as applicable.

Section 5.22 Equity Certificate. At or prior to the Closing, Seller will cause the Company to reissue any certificate or certificates representing the Equity to reflect that the owner of the Equity is “Suiza Dairy Group, LLC” and make a corresponding change on those of its membership interest ledgers that reflect otherwise, and in each case provide evidence thereof to Buyer.

Section 5.23 Hedging Contracts. Seller will provide Buyer, on or before the third Business Day before the Closing Date, a statement showing the following with respect to each derivative Contract related to the Company’s participation in the Customer Hedge Assistance Program under which Seller Parent purchases derivative contracts on behalf of certain customers to offset commodity cost changes that are passed through to such customers in pricing: (a) the pricing information regarding such contracts, (b) the categories of products and volume covered; (c) commitment dates, (d) the profit/loss under such contracts, (e) the maturity date, (f) the name of the relevant financial institution, and (g) the corresponding information under the hedging arrangements in place in favor of Seller.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions of Both Parties. The respective obligations of each party to effect the Closing shall be subject to the following conditions, except, if permissible, to the extent waived by both parties (to the extent permitted under applicable Law):

(a) Requisite Regulatory Approvals. The waiting period applicable under the HSR Act shall have expired or been terminated.

(b) No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of any Governmental Entity in effect preventing the consummation of the transactions contemplated hereby.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions, except, if permissible, to the extent waived in writing by Buyer:

(a) Representations and Warranties. Each of the Seller Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date in all respects. The representations and warranties of Seller contained in Article III of this Agreement (other than the Seller Fundamental Representations), shall be true and correct in all material respects as of the date hereof and as of Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), without giving effect to any materiality or Material Adverse Effect qualifications therein;

(b) Covenants. Seller shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to or on the Closing;

(c) No MAE. No Material Adverse Effect shall have occurred since the date hereof;

(d) Certificate. Seller shall have delivered to Buyer a certificate of Seller, dated as of the Closing Date and signed by a duly authorized officer of Seller, that the conditions in the foregoing clauses (a) and (b) have been satisfied;

(e) Other Deliveries. Seller shall have delivered to Buyer each of the other items described in Section 2.2(b);

(f) Third Party Contracts. Seller shall have delivered to Buyer the contract attached hereto as Schedule 6.2(f), in substantially the same form as attached hereto, executed by the parties thereto; and

(g) Affiliate Contract Amendments. Seller shall have delivered to Buyer each of the contracts attached hereto as Schedule 6.2(g)(i), (ii), (iii) and (iv), each in the same form as attached hereto, executed by each of the parties thereto.

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions except, if permissible, to the extent waived in writing by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer contained in Section 4.2 shall be true and correct as of the date hereof and as of the

Closing Date as though made on and as of the Closing Date in all respects. The representations and warranties of Buyer contained in Article IV of this Agreement (other than those representations and warranties contained in Section 4.2) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), without giving effect to any materiality qualifications therein;

(b) Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to or on the Closing;

(c) Certificate. Buyer shall have delivered to Seller a certificate of Buyer, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that the conditions in the foregoing clauses (a) and (b) have been satisfied; and

(d) Other Deliveries. Buyer shall have delivered to Seller each of the other items described in Section 2.2(c).

Section 6.4 Frustration of Condition. Neither party may rely on the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use commercially reasonable efforts to consummate the transactions contemplated by this Agreement, as required by Section 5.8.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller or Buyer if the Closing shall not have occurred on or before March 1, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if such party’s breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by Seller if (i) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be performed by Buyer such that the condition set forth in Section 6.3(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied and, in the case of clauses (i) or (ii), such breach has not been cured (or is incapable of being cured) by Buyer within the earlier of forty-five (45) days following its receipt of notice from Seller of such breach and three (3) Business Days prior to the Outside Date;

(d) by Buyer if (i) Seller shall have breached any of the covenants or agreements contained in this Agreement to be performed by Seller such that the condition set forth in Section 6.2(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied and, in the case of clauses (i) or (ii) such breach has not been cured (or is incapable of being cured) by Seller within the earlier of forty-five (45) days following its receipt of notice from Buyer of such breach and three (3) Business Days prior to the Outside Date; or

(e) by either Buyer or Seller, if any Governmental Entity having jurisdiction over Seller or Buyer shall have issued an order or injunction or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order or injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such order, injunction or action.

Notwithstanding the foregoing, Buyer shall not have the right to terminate this Agreement pursuant to Section 7.1(b) during the pendency of a legal proceeding or other Action by Seller for specific performance pursuant to Section 10.10.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to and in accordance with Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto in accordance with Section 10.2, and this Agreement shall thereupon terminate and become void and have no force or effect, and the transactions contemplated hereby and by the Ancillary Agreements shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.5, this Section 7.2 and ARTICLE X and the Confidentiality Agreement shall survive the termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages (which the parties hereby acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and, in the case of liabilities or damages payable by Buyer, may include the benefit of the bargain lost by Seller, taking into consideration relevant matters, including other transaction opportunities and the time value of money) arising out of fraud or any willful breach of its obligations under this Agreement prior to such termination.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) From and after the Closing, Seller agrees to indemnify and hold harmless Buyer and Buyer’s Affiliates and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from and against, without duplication, (i) Taxes of the Company or any Company Subsidiary attributable to any Pre-Closing Tax Period to the extent the amount of any Taxes payable exceeds the amount accrued or reserved therefor on Final Net Working Capital, (ii) payments under any Tax allocation, sharing or similar agreement, other than pursuant to this Agreement, to which the Company or any Company Subsidiary is subject, (iii) Taxes of the Company or any Company Subsidiary that are related or attributable to any Pre-Closing Tax Period as a result of their being included in an affiliated group that files consolidated, combined or unitary Tax Returns by reason of Treasury Regulations Section 1.1502-6 or any similar provision of Law and (iv) any Taxes resulting from the breach of or inaccuracy in any representations or warranties set forth in Section 3.12.

(b) The indemnification rights provided to the Buyer Indemnified Parties pursuant to Section 8.1(a) shall survive until thirty (30) days following the expiration of the applicable statute of limitations (taking into consideration any applicable extensions or waivers) with respect to the Taxes subject to such claim for indemnification. Any claim for indemnity under Section 8.1(a) shall be deemed time-barred, and no such claim shall be made after the period specified in the immediately preceding sentence; provided, however, that if written notice of a claim for indemnification under Section 8.1(a) is provided to Seller in good faith within the applicable survival period describing such claim in reasonable detail (including the facts underlying each particular claim) and including copies of all material written evidence, if any, upon which such claim is based, then the indemnification rights pursuant to Section 8.1(a) that would otherwise terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.

(c) In the case of Taxes with respect to a Straddle Period, the portion of any such Taxes that shall be treated as attributable to a Pre-Closing Tax Period shall be:

(i) in the case of Taxes that are either (x) based upon or related to income, or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on (and included) the Closing Date; and

(ii) in the case of all other Taxes deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Notwithstanding anything to the contrary in Section 8.1(c), each of Buyer, Seller, the Company, and each of their respective affiliates acknowledge and agree that Tax deductions, if any, attributable to any Transaction Expenses, to the extent deducted from Initial Purchase Price pursuant to Section 2.3(b), shall be treated as incurred and be deductible in a taxable period (or the portion of any Straddle Period) that ends on or before the Closing Date and no party shall take a position that is inconsistent with such treatment unless otherwise required by applicable Law.

(e) To the extent permitted under applicable Law, Seller and Buyer shall take all actions reasonably necessary to terminate the taxable year of the Company and the Company Subsidiaries on the Closing Date. To the extent any such taxable year is terminated on the

Closing Date, the parties hereto agree to cause the Company and the Company Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis.

(f) Notwithstanding anything contained in this Agreement to the contrary:

(i) Seller shall not be required to indemnify any Buyer Indemnified Party for any Tax liability of the Company and the Company Subsidiaries for any Post-Closing Tax Periods, other than any Tax liability resulting from the breach or inaccuracy in any representation or warranty set forth in Section 3.12(e); provided, however, that in no event shall Seller be required to indemnify any Buyer Indemnified Party for a reduction in, or loss of, any Tax benefit in a Post-Closing Tax Period, and

(ii) No provision in this ARTICLE VIII shall be interpreted in any manner that will require Seller to pay any amount more than once as an indemnity or as a set-off or credit against any amounts required to be paid pursuant to this Agreement.

Section 8.2 Preparation and Filing of Tax Returns.

(a) Seller shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to the Company and the Company Subsidiaries for any taxable period which ends on or before the Closing Date. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Company Subsidiaries with respect to a Straddle Period (“Buyer Prepared Tax Returns”). Each such Tax Return shall be prepared and all elections with respect to each such Tax Return shall be made in a manner consistent with past practice, unless otherwise required by applicable Law or this Agreement. At least thirty (30) Business Days before the date on which each such Tax Return is due (giving effect to any valid extensions thereof), the preparer of such Tax Return shall submit such Tax Return (or a pro-forma return of the Company and the Company Subsidiaries in the case of a consolidated, combined, affiliated or unitary Tax Return which includes Buyer, Seller or any of their respective Affiliates) to the other party for its review and approval, which shall not be unreasonably withheld, conditioned or delayed. In the case of a Buyer Prepared Tax Return, such return shall be accompanied by a statement calculating in reasonable detail Seller’s indemnification obligation, if any, pursuant to Section 8.1(a). The reviewing party shall submit its written comments, if any, to the other party within fifteen (15) Business Days of the reviewing party’s receipt of a copy of such Tax Return, and the non-reviewing party shall not unreasonably withhold incorporation of such comments, so long as there is a reasonable basis in fact and Law for such change and such change is not inconsistent with past practice. With respect to a Buyer Prepared Tax Return, if Seller agrees with Buyer’s calculation of its indemnification obligation, Seller shall pay to Buyer the amount of the Buyer Indemnified Parties indemnification prior to the due date for the filing of the related Tax Return. If, however, Seller does not agree with Buyer’s calculation of Seller’s indemnification obligation, Seller shall notify Buyer in writing of Seller’s disagreement within fifteen (15) Business Days of receiving a copy of the Tax Return and Buyer’s calculation. Buyer and Seller agree to consult in good faith to resolve any dispute arising as a result of their respective review of any Tax Return (or calculations) prepared pursuant to this Section 8.2(a). In the event that Seller and Buyer do not resolve any such dispute within fifteen (15) Business Days thereafter, such dispute shall be settled pursuant to the provisions of Section 8.7. The party required to file any Tax Return subject to a dispute shall file such disputed Tax Return on the due date thereof (taking into account any applicable timely filed extension) in the manner that it sees fit, without prejudice to the resolution of such dispute.

(b) With respect to Tax Returns that Seller is required to file or cause to be filed pursuant to Section 8.2(a), Seller shall pay or cause to be paid to the appropriate Governmental Entity when due and payable all Taxes with respect to the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued or reserved for such Taxes on Final Net Working Capital.

(c) With respect to Taxes for Straddle Periods, to the extent that the sum of (i) payments, if any, made by Seller, the Company or any Company Subsidiary prior to the Closing Date to a Governmental Entity plus (ii) the amount of any liability for Taxes for Straddle Periods that are accrued or reserved for such Taxes in Final Net Working Capital is greater than Seller’s allocable portion of such Straddle Period Taxes as determined pursuant to Section 8.1(c) and Section 8.1(d), Buyer shall pay to Seller the amount of such excess within ten (10) Business Days of filing such Straddle Period Tax Return.

(d) With respect to a Tax (other than for a Straddle Period) for which Seller has provided an indemnity under Section 8.1(a), to the extent that the amount, if any, accrued or reserved for any such Taxes on Final Net Working Capital exceeds the amount of such Taxes actually due and payable, Buyer shall pay Seller the amount of such excess within ten (10) Business Days of filing the Tax Return related to such Tax.

Section 8.3 Tax Refunds. Except for any refunds or credits of Taxes attributable to the Company or the Company Subsidiaries that are generated in a Post-Closing Tax Period, any refunds or credits of Taxes (including interest received with respect thereto) of the Company or the Company Subsidiaries related to or attributable to Pre-Closing Tax Period (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date that are properly due and owing or creditable, as the case may be, under applicable Law, and are related or attributable to a Pre-Closing Tax Period) shall be for the account of Seller and shall be paid by Buyer or any of its Affiliates to Seller, net of any Taxes payable by Buyer or any of its Affiliates (including the Company and the Company Subsidiaries) which result from the receipt of such refund, within ten (10) Business Days after Buyer or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Buyer’s or any of its Affiliates’ liability for Taxes. At the request of Seller, with respect to any refund or credit for which Seller is entitled under this Section 8.3, Buyer shall, or shall cause its relevant Affiliates, to file for and obtain any refunds or credits to which Seller may be entitled under this Section 8.3. Buyer shall make payment of any such refund described in this Section 8.3 net of any reasonable costs incurred by or on behalf of Buyer in obtaining such refund or credit.

Section 8.4 Tax Contests.

(a) If a Tax Claim shall be made in writing by a Governmental Entity that, if successful, might result in an indemnity payment pursuant to Section 8.1(a), Buyer shall notify Seller in writing of such Tax Claim within thirty (30) days of Buyer’s receipt of such written Tax Claim. If notice of a Tax Claim is not given to Seller within such period or in detail sufficient to apprise Seller of the nature of the Tax Claim then, to the extent that Seller is materially prejudiced as a result thereof, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1(a).

(b) Seller shall have the right to control all proceedings and may make any decisions in connection with a Tax Claim for which Seller may be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.1(a), provided Seller provides written notice of its intent to assume the defense of such claim within forty-five (45) days of the receipt of the notice required under Section 8.4(a). In the event Seller has not assumed the defense of such Tax Claim by providing such notice and subject to Section 8.4(f), the Buyer Indemnified Parties may, at their own expense, assume the defense of any Tax Claim for which Seller has sole liability. If Seller does not assume the defense of any Tax Claim, the Buyer Indemnified Parties may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Tax Claim.

(c) Notwithstanding Section 8.4(b) and except as provided in Section 8.4(f), in the event of a Tax Claim that involves issues (A) relating to a potential adjustment for which Seller may be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.1(a) and (B) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Buyer Indemnified Parties, solely to the extent permitted by applicable Law, (x) Seller shall have the right at its expense to control the Tax Claim but only with respect to the former issues and (y) the Buyer Indemnified Parties shall have the right at its expense to control the Tax Claim but only with respect to the latter issues.

(d) Except as provided in Section 8.4(f), with respect to all other Tax Claims (including, for the avoidance of doubt, such Tax Claims solely related to a Post-Closing Tax Period), Buyer (or the Company or the Company Subsidiary that is directly or indirectly affected by such Tax Claim) shall have the right to control the conduct of such proceedings.

(e) The party that is controlling the Tax Claim pursuant to Section 8.4(b), (c), (d) or (f) (the “Controlling Party”), other than those Tax Claims solely related to a Post-Closing Tax Period, shall provide the non-Controlling Party with notice reasonably in advance of any proceedings in connection with such Tax Claim and, except as provided in Section 8.4(f) and to the extent permitted by Law, the non-Controlling Party shall have the right, at its expense, to participate in such Tax Claim (including the right to attend any meetings with a Governmental Entity or hearings or proceedings before any Governmental Entity to the extent they relate to such Tax Claim and to receive copies of all pleadings, notices and communications related to such Tax Claim).

(f) Notwithstanding any other provision of this Agreement to the contrary, none of Buyer or any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates (other than the Company or any Company Subsidiary); provided, however, that Seller shall notify Buyer to the extent any such Tax Claim involves any issues that could materially adversely affect Buyer or any of their Affiliates and will inform and discuss with Buyer how Seller is addressing and contesting such issues and will consider and act in good faith with respect to such issues.

Section 8.5 Section 754 Election. Each of the Company Subsidiaries that is treated as a partnership for U.S. federal income tax purposes (each, a “Company Partnership”) that does not have a valid election under Section 754 of the Code in effect shall make such a valid election that is effective on or prior to the Closing Date.

Section 8.6 Section 338(h)(10) Elections.

(a) With respect to the sale and purchase of the Equity, Buyer and Seller shall, in the manner described herein, make a joint election under section 338(h)(10) of the Code and under any applicable comparable state or local Tax Law (each, an “Election”) with respect to the Company and each Company Subsidiary that is treated as a corporation for U.S. federal income Tax purposes (the “Section 338(h)(10) Companies”).

(b) With respect to all Elections, Seller, Buyer and their respective Affiliates shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to otherwise effect, perfect and preserve timely Elections. Seller, Buyer and their respective Affiliates shall report their respective sale and purchase of the Equity pursuant to this Agreement consistent with the Elections made and shall take no position to the contrary thereto in any Tax Return, or in any Tax Claim.

(c) Buyer and Seller shall agree on the form and content of the IRS Forms 8023 on which any such Election under section 338(h)(10) of the Code shall be made and Seller shall deliver to Buyer and Buyer shall deliver to Seller properly executed and mutually agreed upon IRS Forms 8023 with respect to each Section 338(h)(10) Company containing information then available, which Buyer shall file or cause to be filed with the IRS not later than forty-five (45) Business Days following the Closing Date. To the extent permissible by or required by Law, Seller, Buyer and their respective Affiliates shall cooperate in the preparation and timely filing of any (i) corrections, amendments or supplements to the IRS Forms 8023 (including IRS Form 8883) and (ii) state or local forms or reports that are necessary or appropriate for purposes of complying with the requirements for making any state or local election that is comparable to the Elections. None of Seller, Buyer or any of their respective Affiliates shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Elections and any comparable elections under state or local Tax Law after their execution or to modify or revoke any of the Elections following the filing of the Forms 8023 by Seller without the written consent of Seller and Buyer, as the case may be.

(d) Allocation.

(i) In connection with the Elections under section 338(h)(10) of the Code, within ninety (90) days after the determination of Final Net Working Capital and the Purchase Price in accordance with Section 2.3 (or such other period as Buyer and Seller shall mutually agree in writing), Buyer shall provide (or shall cause its Affiliates to provide) to Seller (A) a proposed allocation of the “Modified Aggregate Deemed Sales Price” and the “Adjusted Grossed Up Basis” (each, as defined under applicable Treasury Regulations) among the assets of each Section 338(h)(10) Company, which allocations shall be made in accordance with sections 338(b) and 1060 of the Code and any applicable Treasury Regulations, (B) a complete set of IRS Forms 8883 (and any comparable forms required to be filed under state, local or foreign Tax Law) and any additional data or materials required to be attached to IRS Form 8883 pursuant to the Treasury Regulations promulgated under section 338 of the Code ((A) and (B) collectively, the “Proposed 338 Allocation”) and (C) with respect to any allocation of amounts in the Proposed 338 Allocation to interests held by any Section 338(h)(10) Company in a Company Partnership, a proposed allocation among the assets of each such Company Partnership in accordance with sections 338(b) and 1060 of the Code and any applicable Treasury Regulations (such allocations, together with the Proposed 338 Allocation, the “Proposed Allocation”). In the event Seller objects to the Proposed Allocation, Seller will notify Buyer within ten (10) days of receipt of the Proposed Allocation of such objection, and the parties will endeavor within the next thirty (30) days to resolve such dispute in good faith. In the event that Seller and Buyer disagree on the manner in which the Proposed Allocation should be made and do not resolve such dispute within thirty (30) days such dispute shall be settled pursuant to the provisions of Section 8.7. The Proposed Allocation as finalized is referred to as the “Final Allocation.”

(ii) Seller and Buyer (and their respective Affiliates) shall (A) be bound by the Final Allocation for all Tax purposes, (B) prepare and file all Tax Returns to be filed with any Governmental Entity in a manner consistent with such Final Allocation (C) take no position inconsistent with the Final Allocation in any Tax Return, any proceeding before any Governmental Entity or otherwise and (D) cooperate in the timely filing of any forms required to be filed with regard to the Final Allocation, including any amendments to such forms required pursuant to any applicable Law or this Agreement. In the event that such Final Allocation is disputed by any Governmental Entity, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

Section 8.7 Tax Dispute Resolution. Except as otherwise provided, with respect to any dispute or a disagreement relating to Taxes between the parties, the parties shall cooperate in good faith to resolve such dispute between them; provided that if the parties are unable to resolve such dispute, the parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties. The fees and expenses relating to any dispute as to the amount of Taxes owed by either of the parties shall be paid by Buyer and Seller in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Independent Accounting Firm.

Section 8.8 Transfer Taxes. Buyer shall be responsible for and shall pay all Transfer Taxes. The party that is legally required to file Tax Returns with respect to Transfer Taxes shall file all such Tax Returns, and, to the extent required by applicable Law, Seller shall, and shall cause its Affiliates, to join in the execution of such Tax Returns. To the extent, Seller files such Tax Returns and pays any Transfer Taxes, Buyer shall indemnify and, within ten (10) Business Days of a written request therefor, reimburse Seller for any such Transfer Taxes and Seller’s out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns.

Section 8.9 Purchase Price Adjustment. Any payment required to be made pursuant to this Agreement following the Closing Date shall be treated, for Tax purposes, as an adjustment to the Purchase Price unless otherwise required by Law, and parties hereto shall file their Tax Returns consistent with such treatment and shall take no position contrary thereto in any audit or other Tax proceeding.

Section 8.10 Exclusivity. ARTICLE VIII shall govern all matters, including indemnification claims, with respect to Taxes.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) Except with respect to Taxes which shall be governed by the provisions of ARTICLE VIII hereof, the representations and warranties in ARTICLE III and ARTICLE IV of this Agreement, and the right to commence any claim with respect thereto, shall survive the Closing until, and terminate on, the date that is eighteen (18) months following the Closing Date, except that the representations and warranties contained in (i) Section 3.19 (Environmental Matters) shall surviving the Closing and terminate on the third anniversary of the Closing Date; and (ii) Section 3.2 (Authorization of Transaction by Seller), Section 3.3 (Due Organization and Good Standing of the Company and the Company Subsidiaries) and Section 3.4 (Capital Structure) (the representations referenced in clause (ii) collectively, the “Seller Fundamental Representations”) and Section 4.2 (Authorization of Transaction by Buyer) shall survive the Closing indefinitely and shall not terminate.

(b) Any claim for indemnity under this Agreement with respect to any breach of or inaccuracy in representations and warranties not made within the periods specified in Section 9.1(a) shall be deemed time-barred, and no such claim shall be made after the periods specified in Section 9.1(a); provided, however, that if written notice of a claim for indemnification under Section 9.2(a) or Section 9.3(a) shall have been provided to Seller or Buyer, as the case may be, within the applicable survival period and in good faith with reasonable specificity, then any representations or warranties that are the subject of such indemnification claim that otherwise would terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.

Section 9.2 Obligations of Seller.

(a) Except with respect to Taxes which shall be governed by the provisions of ARTICLE VIII hereof, if the Closing occurs, subject to the terms of this ARTICLE IX, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (collectively, “Losses”) incurred by any Buyer Indemnified Party arising out of: (i) any breach of or inaccuracy in any of the representations or warranties of Seller in this Agreement as of the date hereof or as of the Closing (as though made on and as of the Closing Date); (ii) any breach of any of the covenants of Seller in this Agreement; (iii) any monetary obligation of the Company or any Company Subsidiary (including any indemnification obligation or any obligation with respect to any deferred or conditional purchase price) pursuant to any agreement entered into prior to the Closing for the acquisition or disposition of assets or equity interests of any third Person; (iv) any Parent Transaction Expenses and Transaction Expenses; (v) the Outstanding Indebtedness Amount; (vi) the transactions contemplated under Section 5.15(a) and any assets or liabilities transferred to Seller or any of its Affiliates pursuant thereto; (vii) the Released Encumbrances, including the obligations secured by the Released Encumbrances; (viii) the ownership and operation of Seller’s Rockford facility, regardless of time period; (ix) the New Business Transferred Employees for the time period at or prior to the Closing and (x) the matters set forth in Schedule 9.2(a)(x).

(b) The obligation of Seller to indemnify the Buyer Indemnified Parties for Losses is subject to the following limitations: (i) Seller shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 9.2(a)(i) unless the aggregate amount of Losses incurred by all the Buyer Indemnified Parties in respect of all claims against Seller for indemnification under Section 9.2(a)(i) exceeds $5,000,000 (the “Deductible”), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible, and (ii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) exceed $175,000,000 (the “Cap”). Notwithstanding the foregoing sentence, in no event shall Seller be required to provide indemnification to any Buyer Indemnified Party for any single claim or aggregated claims arising out of substantially the same events or circumstances under Section 9.2(a)(i) unless the amount of such claim exceeds (or such aggregated claims exceed) $15,000 (the “Mini-Basket”), and each single claim and each series of aggregated claims arising out of substantially the same events or circumstances under Section 9.2(b)(i) shall not count against the Deductible unless such claim exceeds (or series of aggregate claims arising out of the substantially the same events or circumstances exceed) the Mini-Basket. Notwithstanding the foregoing, the Deductible and Cap and Mini-Basket shall not apply with respect to any claim for indemnification under Section 9.2(a)(i) with respect to any breach of or inaccuracy in any Seller Fundamental Representation.

Section 9.3 Obligations of Buyer.

(a) If the Closing occurs, subject to the terms of this ARTICLE IX, Buyer shall indemnify and hold harmless Seller and Seller’s Affiliates and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party by reason of any: (i)

breach of or inaccuracy in any of the representations or warranties of Buyer in this Agreement as of the date hereof or as of the Closing (as though made on and as of the Closing Date); (ii) breach of any of the covenants of Buyer in this Agreement and (iii) in the event Buyer has not delivered to Seller a release as contemplated by Section 5.12 with respect to any Seller Guaranty, failure by Buyer or its Affiliates (including after the Closing, the Company and the Company Subsidiaries) to perform the obligations secured thereby.

(b) The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 9.3(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of any claim against Buyer for indemnification under Section 9.3(a)(i) exceeds the Deductible, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify Seller Indemnified Parties pursuant to Section 9.3(a)(i) of this Agreement exceed the Cap.

Section 9.4 Indemnification Procedures.

(a) In the event that any Action is threatened or commenced by a Third Party involving a claim for which a party may be required to provide indemnity (an “Indemnifying Party”) to any other party (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party promptly shall notify (but in any event within twenty (20) days of the Indemnified Party first becoming aware of the threatened Action) the Indemnifying Party of such Asserted Liability in a writing that (i) describes such Asserted Liability in reasonable detail (including the material facts underlying each particular claim to the extent then known); (ii) attaches copies of any material written evidence upon which such Asserted Liability is based (provided that to the extent such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available); and (iii) sets forth the estimated amount of liability for which the Indemnified Party may be liable (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, to assume and control the defense of an Asserted Liability no later than the earlier of (the “Notice Period”) (y) sixty (60) days from its receipt of a Claim Notice that complies with the requirements set forth herein and (z) ten (10) days prior to the due date for any responsive pleading or other response due with respect to any Asserted Liability. Except to the extent the Indemnifying Party provides written notice to the Indemnified Party prior to assuming the defense thereof that it does not believe some portion of the Losses related to any claim included in such Asserted Liability do not constitute Losses that are indemnifiable hereunder, assumption and control of the defense of an Asserted Liability shall be deemed a concession by the Indemnifying Party that all Losses relating to such Asserted Liability are indemnified hereunder. If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, (i) the Indemnifying Party shall use commercially reasonable efforts to defend against such Asserted Liability and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party consent to any settlement that (A) does not contain a full and final release of the Indemnified Party from the subject matter of the settlement, (B) requires an express admission of wrongdoing by the Indemnified Party, (C) involves the imposition of any criminal liability, (D) provides for injunctive or other non-monetary relief affecting the Indemnified Party in any way or (E) includes any obligation of the Company or any Company Subsidiary which is not indemnified hereunder. If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, the Indemnified Party shall use commercially reasonable efforts to cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, including (x) procuring potential witnesses and witness statements, (y) promptly furnishing documentary evidence to the extent available to it or its Affiliates and (z) providing access to any other relevant party, including any Representatives of the parties as reasonably needed, to ensure the proper and adequate defense of an Asserted Liability. The Indemnified Party may participate in, but not control, any proceeding with counsel of the Indemnified Party’s choice at the Indemnified Party’s expense. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to settle any Asserted Liability that the Indemnifying Party shall have undertaken to defend; provided that in the event that the Indemnified Party exercises its right to settle an Asserted Liability without the consent of the Indemnifying Party, then the Indemnified Party irrevocably and unconditionally waives any right to indemnification by the Indemnifying Party with respect to the Asserted Liability; provided, further that the Indemnified Party unconditionally releases the Indemnifying Party from any and all liabilities as part of any such settlement.

(b) If the Indemnifying Party does not undertake within the Notice Period to assume and control the defense of an Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of the Asserted Liability; provided, however, that the Indemnified Party shall not consent to any settlement of an Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnified Party settles an Asserted Liability it is defending pursuant to this Section 9.4(b) without obtaining the Indemnifying Party’s prior written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder in respect of such Asserted Liability.

(c) In the event that any Indemnified Party has a claim against any Indemnifying Party under this ARTICLE IX for Losses not involving a claim by a Third Party that such Indemnified Party believes gives rise to a claim for indemnification in accordance with the terms hereunder, the Indemnified Party promptly shall notify the Indemnifying Party of such claim in a writing that (i) describes such claim in reasonable detail (including the material facts underlying each particular claim to the extent then known); (ii) attaches copies of any material written evidence upon which such claim is based (provided that to the extent such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available); and (iii) sets forth the estimated amount of liability for which the Indemnifying Party may be liable to the extent reasonably determinable; provided that no delay on the part of the Indemnified Party in giving any notice pursuant to this Section 9.4(c) shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay.

Section 9.5 Sole Remedy. Subject to ARTICLE VIII, after the Closing, the provisions of this ARTICLE IX shall constitute the sole and exclusive remedy of the parties against each other with respect to any breach or non-fulfillment of, or any inaccuracy in, any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or the Ancillary Agreements.

Section 9.6 Mitigation. Each of the Seller Indemnified Parties and Buyer Indemnified Parties shall use its commercially reasonable efforts to mitigate any claim or liability that it asserts or is reasonably likely to assert under this ARTICLE IX. In the event that a Seller Indemnified Party or a Buyer Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, Buyer or Seller, as applicable, shall not be required to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, for that portion of any Losses that could reasonably be expected to have been avoided if all Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, had made such efforts.

Section 9.7 Damages Limitation and Calculation.

(a) In no event shall Seller or Buyer is liable under this Article IX for any punitive or exemplary damages of any kind or nature (other than as actually paid to a Third Party in connection with an Asserted Liability), and in no event shall Seller or Buyer be liable under this Article IX for loss of business reputation or damages based upon a multiple of earnings or a multiple of a similar financial measure (other than as actually paid to a Third Party in connection with an Asserted Liability).

(b) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent recovery by the Indemnified Party from any Third Party with respect to such Losses.

(c) Where one and the same set of facts qualifies under more than one provision entitling a party to a claim or remedy under this Agreement, there shall be only one claim or remedy. In particular, the foregoing shall apply if one and the same set of facts would entitle Buyer to rights under this ARTICLE IX and a Purchase Price adjustment pursuant to Section 2.3 or with respect to Taxes pursuant to ARTICLE VIII. For avoidance of doubt, it is agreed that Buyer’s sole remedy for claims relating to any asset or liability within the categories included within Net Working Capital shall be as provided in Section 2.3 and Buyer’s sole remedy with respect to any matters related to Taxes shall be as provided in ARTICLE VIII.

(d) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE IX to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(e) For purposes of (i) determining whether any representation or warranty has been breached or contains any inaccuracy or whether any covenant has been breached and (ii) calculating the amount of any Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties and covenants of the parties (other than the Material Adverse Effect qualification in the first sentence of Section 3.8) shall be disregarded.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise specified in this Agreement, each of the parties shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that any fees required by the HSR Act and any other fees and expenses related to any regulatory filings made by the Company or the Company Subsidiaries pursuant to this Agreement shall be borne equally between Buyer and Seller.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (with written confirmation of receipt), when sent by confirmed facsimile, when sent by electronic mail (if confirmed by reply electronic mail that is not automated), one (1) Business Day after being sent by a nationally recognized overnight courier service (providing written proof of delivery) or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

Saputo Cheese USA Inc.

c/o Saputo Inc.

6869 Metropolitan Blvd. East

Montréal, Québec

HIP 1X8

Attn: Senior Vice-President, Legal Affairs

Fax: (514) 328-3322

Email: isabelle.viger@saputo.com

with copies, in the case of notice to Buyer, to:

Jones Day

77 W. Wacker Drive

Chicago, Illinois 60601

Attn: Philip S. Stamatakos

Fax: (312) 782-8585

Email: pstamatakos@jonesday.com

If to Seller, to:

Dean Foods Company

2711 North Haskell Avenue

Suite 3400

Dallas, Texas 75204

Attn: Steven J. Kemps

EVP, General Counsel

Fax: (214) 303-4713

Email: Steve_Kemps@deanfoods.com

with copies, in the case of notice to Seller, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax: (212) 735-2000

Attn: Stephen F. Arcano, Esq.

Email: Stephen.Arcano@skadden.com

Section 10.3 Entire Agreement. This Agreement and the Company Disclosure Letter constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between the parties, both written and oral, with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 10.4 Severability. If any term or provision of this Agreement or the application of any such term or provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof.

Section 10.5 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable (by operation of Law or otherwise) by either party unless such assignment is consented to in writing by the other party. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.6 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.7 Disclosure. Any matter disclosed in any Section of the Company Disclosure Letter shall be considered disclosed with respect to other Sections of such Company Disclosure Letter to the extent that such disclosure is readily apparent on the face of such disclosure that such disclosure is applicable to such other Sections.

Section 10.8 Waiver and Amendment. Except as provided in Section 10.16 or 10.17, this Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.9 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 10.10 Specific Performance and Other Equitable Relief. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at Law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the parties further acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to such party.

Section 10.11 Negotiation of Agreement. Each of Buyer and Seller acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

Section 10.12 Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State to the extent that the laws of another jurisdiction would be required thereby.

Section 10.13 Jurisdiction and Service of Process; Dispute Resolution.

(a) Subject to Section 10.13(b), with respect to any Action resulting from, relating to or arising out of this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Designated Courts”). In any such action, suit or proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the Designated Courts, (ii) that its property is exempt or immune from attachment or execution, (iii) that such action, suit or proceeding is brought in an inconvenient forum, (iv) that the venue of such action, suit or proceeding is improper, (v) that such action, suit or proceeding should be transferred or removed to any court other than one of the Designated Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Designated Courts, or (vi) that this Agreement or the subject matter hereof may not be enforced in or by the Designated Courts. Each of the parties hereto hereby agrees not to commence any such action, suit or proceeding other than before one of the Designated Courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such action, suit or proceeding shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any action, suit or proceeding for which it has submitted to jurisdiction pursuant to this Section 10.13, each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.2 of this Agreement. Nothing in this Section 10.13 shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any action, suit or proceeding resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective parties to this Agreement.

(b) In the event that any dispute arises between the parties with respect to this Agreement, the parties shall first use their commercially reasonable efforts to settle such dispute. To this end, the parties shall consult and negotiate with each other in good faith to reach a solution satisfactory to all parties. As a necessary step in this dispute resolution process, in the event the parties are unable to resolve its dispute, each party shall use its commercially reasonable efforts to arrange a direct conversation between a senior executive designated by such party and a senior executive designated by the other party to attempt to resolve the dispute (an “Executive Meeting”). If, for any reason, the parties have not settled the dispute by negotiation within sixty (60) days of receipt by a party of written notice of a dispute, and an Executive Meeting has taken place, then the parties shall be free to pursue any other remedies available to them pursuant to this Agreement to resolve such dispute; provided, however, that by agreeing to the foregoing dispute resolution process, the parties do not intend to deprive the Designated Courts of the ability to issue an injunction to prevent irreparable harm, or other order in aid of such process, and a party shall not waive its right to participate in such process under this Section 10.13 if it seeks such relief. If any party fails to comply with the dispute resolution process set forth above and a party is required to resort to a separate Action to enforce such compliance, then the non-complying party shall reimburse all of the costs and expenses incurred by the party requesting such enforcement (including reasonable attorneys’ fees).

Section 10.14 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile and .PDF signatures shall be deemed originals.

Section 10.16 Seller Parent Guaranty.

(a) Seller Parent hereby guarantees unconditionally and as a primary obligation, for the benefit of Buyer, the due payment and performance by Seller of its obligations under this Agreement (the “Seller Guaranteed Obligations”). If Seller fails to perform any such obligation, Seller Parent, upon written request of Buyer, shall, or shall cause Seller to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof.

(b) Seller Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Seller Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Section 10.16 or acceptance of this Section 10.16. The Seller Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 10.16, and all dealings between Buyer, on the one hand, and Seller, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 10.16. When pursuing its rights and remedies hereunder against Seller Parent, Buyer shall be under no obligation to pursue such rights and remedies it may have against Seller or any other Person for the Seller Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Seller Parent of any liability hereunder.

(c) Seller Parent expressly and irrevocably waives any election of remedies by Buyer, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Seller under or in connection with this Agreement, other than defenses that are available to Seller hereunder. Buyer acknowledges and agrees that Seller Parent shall be entitled to all rights, remedies and benefits of Seller hereunder. Seller Parent acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 10.16 are made knowingly in contemplation of such benefits.

(d) Seller Parent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 10.16 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any Law to which Seller Parent is subject or result in any breach of any Contract to which Seller Parent is a party, other than such contravention or breach that would not be material to Seller Parent or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 10.16.

(e) Buyer agrees that its rights in respect of any claim or liability under this Agreement asserted by it against Seller Parent shall be limited solely to satisfaction out of, and enforcement against, the assets of Seller Parent, and Buyer covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Seller Parent’s former, current or future directors, officers, agents, Affiliates or stockholders or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law.

(f) No amendment, supplement or modification to this Section 10.16 shall be made without the written agreement of Seller Parent.

Section 10.17 Buyer Parent Guaranty.

(a) Buyer Parent hereby guarantees unconditionally and as a primary obligation, for the benefit of Seller, the due payment and performance by Buyer of its obligations under this Agreement (the “Buyer Guaranteed Obligations”). If Buyer fails to perform any such obligation, Buyer Parent, upon written request of Seller, shall, or shall cause Buyer to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof.

(b) Buyer Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Buyer Guaranteed Obligations and notice of or proof of reliance by Seller upon this Section 10.17 or acceptance of this Section 10.17. The Buyer Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 10.17, and all dealings between Seller, on the one hand, and Buyer, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 10.17. When pursuing its rights and remedies hereunder against Buyer Parent, Seller shall be under no obligation to pursue such rights and remedies it may have against Buyer or any other Person for the Buyer Guaranteed Obligations or any right of offset with respect thereto, and any failure by Seller to pursue such other rights or remedies or to collect any payments from Buyer or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Buyer Parent of any liability hereunder.

(c) Buyer Parent expressly and irrevocably waives any election of remedies by Seller, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Buyer under or in connection with this Agreement, other than defenses that are available to Buyer hereunder. Seller acknowledges and agrees that Buyer Parent shall be entitled to all rights, remedies and benefits of Buyer hereunder. Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 10.17 are made knowingly in contemplation of such benefits.

(d) Buyer Parent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of Canada, (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 10.17 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any Law to which Buyer Parent is subject or result in any breach of any Contract to which Buyer Parent is a party, other than such contravention or breach that would not be material to Buyer Parent or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 10.17.

(e) Seller agrees that its rights in respect of any claim or liability under this Agreement asserted by it against Buyer Parent shall be limited solely to satisfaction out of, and enforcement against, the assets of Buyer Parent, and Seller covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Buyer Parent’s former, current or future directors, officers, agents, Affiliates or stockholders or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law.

(f) No amendment, supplement or modification to this Section 10.17 shall be made without the written agreement of Buyer Parent.

Section 10.18 Release.

(a) By execution and delivery of this Agreement, as of the Closing, Seller, on behalf of itself and its Affiliates and their respective successors and assigns, (i) irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the Company, the Company Subsidiaries and each of their respective officers, directors, employees, agents, Affiliates, direct and indirect equity holders, lenders, representatives, successors and assigns (collectively, the “Released Parties”), from any and all Losses arising from any claim which it or its Affiliates or their respective successors and assigns does or may have against any of the Released Parties arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Closing, in each case, to the fullest extent permitted by Law, other than the rights of Seller arising under this Agreement and (ii) specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to Losses which the releaser does not know or suspect to exist in its favor.

(b) It is expressly understood and agreed that the releases contained in Section 10.17(a) are intended to cover and do cover all known facts and/or Losses, as well as any further facts and/or Losses within the scope of such released Losses not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. Seller, on behalf of itself and its Affiliates and their respective successors and assigns, acknowledges that it may hereafter discover facts in addition to, or different from, those which it now believes to be true with respect to the subject matter of the Losses released in this Agreement, but agrees that it has taken that possibility into account in executing and delivering this Agreement, and that the releases given in this Agreement shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which it expressly assumes the risk.

(c) Seller, on behalf of itself and the other Releasing Parties, expressly acknowledges that the release provided hereunder is intended to include in its effect, without limitation, all claims within the scope of this release Seller and the other Releasing Parties do not know or suspect to exist in his, her or its favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims. Seller, on behalf of itself and the other Releasing Parties, acknowledges that he, she or it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Seller, on behalf of itself and the other Releasing Parties, expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which it or they otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect. Seller, on behalf of itself and the other Releasing Parties, acknowledges that it has been, and they have been, advised to consult with legal counsel and is familiar with the provision of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Seller, on behalf of itself and the other Releasing Parties, being aware of such code section, agrees to expressly waive any rights it or they may have thereunder, as well as under any other statute or common law principles of similar effect.

Section 10.19 Sealed Instrument. The parties hereto hereby acknowledge and agree that it is their intent that this Agreement be, and that it shall be treated and construed as, a sealed instrument for all purposes of the laws of the State of Delaware including the statute of limitations applicable to sealed instruments; provided, that the provisions of this Agreement that on their face survive for a period shorter than such statute of limitations shall survive for the period set forth herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SAPUTO CHEESE USA INC.

Attest:	/s/ Isabelle Viger	By:	/s/ Louis-Philippe Carriere	[Seal]
Name: Isabelle Viger		Name: Louis-Philippe Carriere
Title: Senior Vice President Legal Affairs		Title: Secretary

SUIZA DAIRY GROUP, LLC

Attest:	/s/ Rachel A. Gonzalez	By:	/s/ Gregg A. Tanner	[Seal]
Name: Rachel A. Gonzalez		Name: Gregg A. Tanner
Title: Senior Vice President and Secretary		Title: Chief Executive Officer

DEAN FOODS COMPANY

Attest:	/s/ Rachel A. Gonzalez	By:	/s/ Gregg A. Tanner	[Seal]
Name: Rachel A. Gonzalez		Name: Gregg A. Tanner
Title: Executive Vice President, General Counsel Designate		Title: Chief Executive Officer

Solely with respect to Article X, SAPUTO INC.

Attest:	/s/ Isabelle Viger	By:	/s/ Louis-Philippe Carriere	[Seal]
Name: Isabelle Viger		Name: Louis-Philippe Carriere
Title: Senior Vice President Legal Affairs		Title: Executive Vice President, Finance and Administration